As filed with the United States Securities and Exchange Commission on August 7, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0266089
(State or jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

9360 Towne Centre Drive

San Diego, CA 92121

(858) 552-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel M. Bradbury

President and Chief Executive Officer

Amylin Pharmaceuticals, Inc.

9360 Towne Centre Drive

San Diego, CA 92121

(858) 552-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marcea B. Lloyd, Esq.	Thomas A. Coll, Esq.
Vice President, Legal and Corporate Affairs, and General Counsel	Matthew T. Browne, Esq.
Amylin Pharmaceuticals, Inc.	Cooley Godward Kronish LLP
9360 Towne Centre Drive	4401 Eastgate Mall
San Diego, CA 92121	San Diego, CA 92121
Tel: (858) 552-2200	Tel: (858) 550-6000
Fax: (858)552-1936	Fax: (858) 550-6420

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the follow box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
3.00% Convertible Senior Notes Due June 15, 2014	$575,000,000		100%	$575,000,000	$17,653
Common Stock, par value $0.001 per share, including related rights to purchase Series A Junior Participating Preferred Stock	9,415,740 shares	(2)	—	—		(3)

(1)                 Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest, if any.

(2)                 Represents the number of shares of our common stock, par value $0.001 per share, issuable upon conversion of the 3.00% convertible senior notes due June 15, 2014 at an initial conversion price of $61.07 per share. The notes are convertible into 16.3752 shares of our common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. Pursuant to Rule 416 under the Securities Act of 1933, as amended, we are also registering an indeterminable number of shares of common stock as may be issuable from time to time upon conversion of the notes as a result of stock splits, stock dividends or the other anti-dilution provisions of the notes.

(3)                 Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received by the registrant.

PROSPECTUS

Amylin Pharmaceuticals, Inc.

$575,000,000 3.00% CONVERTIBLE SENIOR NOTES DUE JUNE 15, 2014
AND 9,415,740 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

On June 8, 2007, we issued and sold $575,000,000 of 3.00% convertible senior notes due June 15, 2014 in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended, or the Securities Act. The initial purchasers of the notes in that offering resold the notes in offerings in reliance on an exemption from registration under Rule 144A of the Securities Act. This prospectus may be used by the selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

The notes bear interest at a rate of 3.00% per annum. We will pay interest on the notes on June 15 and December 15 of each year. The first such payment will be made on December 15, 2007. The notes will mature on June 15, 2014.

Holders may convert their notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding April 15, 2014 only under the following circumstances: (1) during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the price per note for each trading day of that measurement period was less than 97% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (2) during any calendar quarter (and only during such quarter) after the calendar quarter ending September 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (3) upon the occurrence of specified corporate events. The notes will be convertible, regardless of the foregoing circumstances, at anytime from and including April 15, 2014 through the scheduled trading day immediately preceding the maturity date of the notes.

Unless we have irrevocably elected the net share settlement of the notes as described under “Description of the Notes—Conversion Rights—Irrevocable Election of Net Share Settlement”, upon conversion we will deliver, on the third VWAP trading day following the related conversion date, a number of shares of our common stock equal to the conversion rate on the related conversion date for each $1,000 principal amount of notes. We will deliver cash in lieu of any fractional shares of our common stock based on the last reported sale price of our common stock on the related conversion date. However, if at any time on or prior to the 25th scheduled trading day preceding the maturity date of the notes, we irrevocably elect net share settlement, with respect to all conversions occurring after the date of our election, we will deliver cash and shares of our common stock, if any, as described elsewhere herein. See “Description of the Notes—Conversion Rights—Payment upon Conversion”.

The initial conversion rate for the notes is 16.3752 shares of common stock per $1,000 in principal amount of notes, equivalent to an initial conversion price of approximately $61.07 per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “make-whole fundamental change” (as defined herein) occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change.

Subject to certain exceptions, holders may require us to repurchase for cash all or part of their notes upon a “fundamental change” (as defined herein) at a price equal to 100% of the principal amount of the notes being repurchased plus any accrued and unpaid interest up to, but excluding, the relevant repurchase date. We may not redeem the notes prior to maturity.

The notes are our senior unsecured obligations and rank equally with all of our existing and future senior debt and senior to all of our subordinated debt. The notes are structurally subordinated to all existing and future liabilities of our subsidiaries and are effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral. As of June 30, 2007, we had outstanding indebtedness (excluding current portion) of $795.2 million and the aggregate amount of liabilities of our subsidiaries was $16.0 million.

The notes are evidenced by one or more global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus, beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

We do not intend to apply for a listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Shares of our common stock are traded on the NASDAQ Global Market under the symbol “AMLN”. The closing sale price of our common stock on August 6, 2007 was $49.40 per share.

The notes and the common stock into which the notes are convertible may be offered and sold from time to time pursuant to this prospectus by the holders of those securities or by their transferees, pledgees, donees or successors, all of which we refer to as selling securityholders. The securities may be sold by the selling securityholders directly to purchasers or through underwriters, broker-dealers or agents. If required, at the time of a particular offering of securities by a selling securityholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers. The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We are responsible for the payment of other expenses incident to the registration of the securities. The selling securityholders and any broker-dealers, agents or underwriters that participate in the distribution of any securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be deemed to be underwriting compensation under the Securities Act.

Investing in the notes or the common stock issuable upon their conversion involves risks. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 7, 2007.

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. The selling securityholders are not making an offer of the securities to be sold under this prospectus in any jurisdictions where the offers or sales are not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof.

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FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate”, “estimate”, “plan”, “project”, “continuing”, “ongoing”, “expect”, “will”, “could”, “may”, “management believes”, “we believe”, “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and incorporated by reference in this prospectus. The key factors that could cause actual results to differ materially from the forward-looking statements include:

•       risks and uncertainties regarding the commercialization of BYETTA® (exenatide) injection and/or SYMLIN® (pramlintide acetate) injection, including competition from other products, government and commercial reimbursement and pricing decisions, the pace of market acceptance and any issues related to manufacturing and supply;

•       risks that BYETTA and/or SYMLIN may be affected by unexpected new data or technical issues;

•       risks and uncertainties regarding the drug discovery and development process, including whether the long-acting release (LAR) version of BYETTA will receive regulatory approvals or prove to be commercially successful;

•       dependence on third party service providers, our development partners and manufacturers of our products;

•       scientific and technological uncertainties regarding our product candidates;

•       risks and uncertainties regarding the adequacy of our clinical trial processes and whether the results of those clinical trials will be adequate to support regulatory filings and/or approvals;

•       risks associated with timing of clinical trials for our drug candidates;

•       risks associated with timing of regulatory approval of our label expansion requests or our product candidates;

•       developments or changes in our relationships with current or future collaborative partners; and

•       our ability to raise additional needed capital or consummate strategic or corporate partner transactions on favorable terms or at all.

Because the factors referred to above, as well as the risk factors beginning on page 7 of this prospectus and the factors incorporated by reference in this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. You should read these factors and the other cautionary statements we make in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements that we make in this prospectus and in the documents we incorporate by reference. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider. You should read the entire prospectus, including the section entitled “Risk Factors”, and the documents incorporated by reference in this prospectus, carefully before making an investment decision. When used in this prospectus, unless otherwise indicated, the terms “we”, “our”, and “us” refer to Amylin Pharmaceuticals, Inc. and its subsidiaries.

Amylin Pharmaceuticals, Inc.

We are a biopharmaceutical company committed to improving the lives of people with diabetes, obesity and other diseases through the discovery, development and commercialization of innovative medicines. We have developed and gained approval for two first-in-class medicines to treat diabetes, BYETTA® (exenatide) injection and SYMLIN® (pramlintide acetate) injection, both of which were commercially launched in the United States during the second quarter of 2005. BYETTA has also been approved in the European Union, or EU, and the first commercial launch occurred in Germany in April 2007 through our collaboration partner Eli Lilly and Company, or Lilly. Lilly has launched, and we expect Lilly to continue to launch BYETTA in additional EU member states during 2007. We have multiple programs in development, including late-stage programs for diabetes and obesity. Our most advanced development-stage program is exenatide LAR, a long-acting release formulation of exenatide.

BYETTA is the first and only approved medicine in a new class of compounds called incretin mimetics. We began selling BYETTA in the United States in June 2005. BYETTA is approved in the United States for the treatment of patients with type 2 diabetes who have not achieved adequate glycemic control and are taking metformin, sulfonylurea and/or a thiazolidinedone (TZD), the three most common oral therapies for type 2 diabetes. Net product sales of BYETTA were $152.1 million and $98.6 million for the three months ended June 30, 2007 and June 30, 2006, respectively, and $298.6 million and $166.8 million for the six months ended June 30, 2007 and June 30, 2006, respectively.

We have an agreement with Lilly for the global development and commercialization of exenatide. This agreement includes BYETTA and any long-acting release formulations of exenatide such as exenatide LAR. Under the terms of the agreement, operating profits from products sold in the United States are shared equally between Lilly and us. Lilly will pay us tiered royalties based upon the annual gross margin for all exenatide product sales outside of the United States. Lilly has primary responsibility for developing and commercializing BYETTA outside of the United States, including any sustained-release formulations of exenatide such as exenatide LAR.

SYMLIN is the first and only approved medicine in a new class of compounds called amylinomimetics. We began selling SYMLIN in the United States in April 2005 for the treatment of patients with either type 1 or type 2 diabetes who are treated with mealtime insulin but who have not achieved adequate glycemic control. Net product sales of SYMLIN were $15.2 million and $10.2 million for the three months ended June 30, 2007 and June 30, 2006, respectively, and $30.7 million and $17.9 million for the six months ended June 30, 2007 and June 30, 2006, respectively. We own 100% of the global commercial and development rights to Symlin.

We have a field force of approximately 570 people dedicated to marketing BYETTA and SYMLIN in the United States. Our field force includes our specialty and primary care sales forces, a managed care and government affairs organization, a medical science organization and diabetes care specialists. Lilly co-promotes BYETTA in the United States.

In addition to our marketed products, we have several programs in development, including late-stage programs for diabetes and obesity. We are working with Lilly and Alkermes, Inc. to develop exenatide LAR to enable once-weekly administration of exenatide for the treatment of type 2 diabetes. We are conducting a clinical study evaluating exenatide LAR in patients with type 2 diabetes that is designed to generate the type of safety and efficacy data that could form the basis of a New Drug Application submission to the United States Food and Drug Administration. We expect to receive data from this study in the fourth quarter of 2007. We are investing in the construction of a commercial scale manufacturing facility for exenatide LAR which we expect to complete in the second half of 2008. As part of our Integrated Neurohormonal Treatment of Obesity, or INTO, strategy, we have four ongoing clinical trials designed to evaluate novel compounds as new treatments for obesity. Additionally, we have a number of early-stage programs for diabetes and obesity, maintain an active discovery research program focused on novel peptide therapeutics and are actively seeking to in-license additional drug candidates.

Our principal executive offices are located at 9360 Towne Centre Drive, San Diego, CA 92121, and our telephone number is (858) 552-2200. We were incorporated in Delaware in September 1987. We maintain a website at www.amylin.com. The reference to our worldwide web address does not constitute incorporation by reference of the information contained on our website. Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and all amendments to those reports that we file with the SEC are currently available free of charge to the general public through our website at www.amylin.com. These reports are accessible on our website at a reasonably practicable time after being filed with the SEC.

Securities To Be Registered

The notes were originally issued and sold by us to the initial purchasers in an offering exempt from registration under the Securities Act. The initial purchasers resold the notes in transactions exempt from registration under Rule 144A of the Securities Act. For additional information regarding the notes, see “Description of the Notes”.

Issuer	Amylin Pharmaceuticals, Inc.
Securities	$575,000,000 in aggregate principal amount of 3.00% Convertible Senior Notes due 2014.
Maturity Date	June 15, 2014, unless earlier repurchased or converted.
Interest	3.00% per year payable semiannually in arrears in cash on June 15 and December 15 of each year, beginning on December 15, 2007.
Ranking

The notes are our senior unsecured obligations and rank equally with all of our existing and future senior debt and senior to all of our subordinated debt. The notes are structurally subordinated to all existing and future liabilities of our subsidiaries and are effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral.

As of June 30, 2007, we had outstanding indebtedness (excluding current portion) of $795.2 million and the aggregate amount of liabilities of our subsidiaries was $16.0 million. The indenture for the notes does not restrict us or our subsidiaries from incurring debt or other liabilities, including secured debt. Our subsidiaries do not guarantee any of our obligations under the notes.

Conversion Rights

Holders may convert their notes prior to the close of business on the scheduled trading day immediately preceding April 15, 2014 in multiples of $1,000 in principal amount, at the option of the holder, under the following circumstances:

•  during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the trading price per note for each trading day of such measurement period was less than 97% of the product of the last reported sale price of our common stock and the conversion rate on each such day;

•  during any calendar quarter (and only during such quarter) after the calendar quarter ending September 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or

• upon the occurrence of specified events described below under “Description of the Notes—Conversion Rights—Conversion upon Specified Corporate Events”.

At the option of the holder, regardless of the foregoing circumstances, holders may convert their notes, in multiples of $1,000 in principal amount, at any time on or after April 15, 2014 through the scheduled trading day immediately preceding the maturity date of the notes.

The initial conversion rate for the notes is 16.3752 shares of common stock per $1,000 in principal amount of notes, which is equivalent to an initial conversion price of approximately $61.07 per share of common stock, subject to adjustment. The conversion rate may be adjusted under certain circumstances. See “Description of the Notes—Conversion Rights—Conversion Rate Adjustments”.

In addition, if a “make-whole fundamental change” (as defined herein) occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change as described under “Description of the Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Make-Whole Fundamental Change”. No adjustment to the conversion rate will be made if the stock price is less than $43.62 or if the stock price exceeds $200.00 (in each case, subject to adjustment).

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the shares of our common stock delivered to you upon conversion (or, upon our election of net share settlement as described below, cash and shares of our common stock, if any).

Settlement Upon Conversion

Unless we have irrevocably elected the net share settlement of the notes as described under “Description of the Notes—Conversion Rights—Irrevocable Election of Net Share Settlement”, upon conversion we will deliver, on the third VWAP trading day following the related conversion date, a number of shares of our common stock equal to the conversion rate on the related conversion date for each $1,000 principal amount of notes. We will deliver cash in lieu of any fractional shares of our common stock based on the last reported sale price of our common stock on the related conversion date.

However, if, at any time on or prior to the 25th scheduled trading day preceding the maturity date of the notes, we irrevocably elect net share settlement, with respect to all conversions occurring after the date of our election, we will deliver cash and shares of our common stock, if any, as follows. We will pay, with respect to each VWAP trading day in the related 20 VWAP trading day observation period, an amount in cash equal to the “principal portion” (defined as the lesser of (i) $50.00 and (ii) the daily conversion value of the notes converted) on the third VWAP trading day following the last VWAP trading day of such observation period, all calculated as described under “Description of the Notes—Conversion Rights—Payment upon Conversion”. If the daily conversion value exceeds $50.00 on any VWAP trading day during the relevant 20 VWAP trading day observation period, in addition to paying the principal portion of the converted notes for such VWAP trading day, we will also deliver shares of our common stock in an amount equal to the excess of the daily conversion value over the principal portion of the converted notes for such VWAP trading day, all calculated as described under “Description of the Notes—Conversion Rights—Payment upon Conversion”. We will also deliver cash in lieu of any fractional shares of our common stock based on the daily VWAP of our common stock on the last VWAP trading day of the related observation period.

At any time prior to making such election, we may irrevocably renounce this right to elect net share settlement of the notes at any time prior to the 25th scheduled trading day preceding the maturity date of the notes. Upon such renouncement, we will no longer have the right to elect the net share settlement of our conversion obligation and any such attempted election shall have no effect.

Sinking Fund	None.
Optional Redemption by Amylin	The notes may not be redeemed by us prior to the maturity date.

Fundamental Change Repurchase Right of Holders

Subject to certain exceptions, if we undergo a “fundamental change” you will have the option to require us to repurchase all or any portion of your notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to but excluding the fundamental change repurchase date. We will pay cash for all notes so repurchased.

Events of Default

Except as noted below, if an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest thereon, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. If the event of default relates to our failure to comply with the reporting obligations in the indenture or under Section 314(a)(1) of the Trust Indenture Act, at our option, the sole remedy for the first 90 days following such event of default consists exclusively of the right to receive an extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes. The notes will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

NASDAQ Global Market Symbol for Our Common Stock	Our common stock is listed on the NASDAQ Global Market under the symbol “AMLN”.
Use of Proceeds	We will not receive any of the proceeds of the sale by the selling securityholders of the notes or the common stock into which the notes may be converted.
United States Federal Income Tax Considerations

You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain United States Federal Income Tax Considerations”.

Risk Factors

You should carefully consider all of the information contained or incorporated by reference in this prospectus prior to investing in the notes or the common stock issuable upon conversion of the notes. In particular, we urge you to carefully consider the information set forth under “Risk Factors” beginning on page 7 for a discussion of risks and uncertainties relating to us, our business and an investment in the notes or the common stock issuable upon conversion of the notes.

Ratio of Earnings To Fixed Charges

Our ratio of earnings to fixed charges for the years ended December 31, 2002 through 2006 and the six months ended June 30, 2006 and 2007 are set forth in the table below.

	Years Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
Ratio of Earnings to Fixed Charges	—	—	—	—	—	—	—

The ratio of earnings to fixed charges is computed by dividing “earnings”, or loss from continuing operations before income taxes plus fixed charges, by fixed charges. Fixed charges consist of interest expense and that portion of rental payments under operating leases we believe to be representative of interest. “Earnings” were insufficient to cover fixed charges by $114.4 million and $96.0 million for the six months ended June 30, 2006 and 2007, respectively, and $109.8 million, $122.8 million, $157.2 million, $206.8 million and $219.4 million for the years ended December 31, 2002 through 2006, respectively.

RISK FACTORS

An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the risk factors listed below and the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks or uncertainties described below, in our periodic reports filed with the SEC or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the securities being offered by this prospectus could decline, and you might lose all or part of your investment.

Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate”, “estimate”, “plan”, “project”, “continuing”, “ongoing”, “expect”, “will”, “could”, “may”, “management believes”, “we believe”, “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them.

Risk Factors—Cautionary Factors That May Affect Future Results

These risk factors are contained in our periodic reports filed with the SEC, in particular, our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, that are incorporated by reference in this prospectus.

Risks Related to an Investment in the Notes and our Common Stock

The effective subordination of the notes to our secured indebtedness to the extent of the collateral securing such indebtedness may limit our ability to satisfy our obligations under the notes.

The notes are our senior unsecured obligations and rank equally with any of our existing or future senior debt, including our 2.5% convertible senior notes due 2011, and senior to any of our future subordinated debt. However, the notes are effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of June 30, 2007, we did not have any outstanding secured indebtedness. The provisions of the indenture governing the notes do not prohibit us from incurring secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

The structural subordination of the notes to our unsecured and secured liabilities and preferred equity of our subsidiaries may limit our ability to satisfy our obligations under the notes.

The notes are effectively subordinated to all unsecured and secured liabilities and preferred equity of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, we, as a common equity owner of such subsidiary, and, therefore, holders of our debt, including holders of the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade and other payables, but excluding intercompany indebtedness. As of June 30, 2007, our subsidiaries had an aggregate of $16.0 million in liabilities and did not have any outstanding preferred equity. The provisions of the indenture governing the notes do not prohibit our subsidiaries from incurring indebtedness or issuing preferred equity in the future.

We may incur additional indebtedness, other than our 2.5% convertible senior notes due 2011, ranking equal to the notes.

If we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you and the holders of our 2.5% convertible senior notes due 2011 in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you, if any.

Our increased indebtedness due to the issuance of the notes may harm our financial condition and results of operations.

Our total consolidated long-term debt as of June 30, 2007 is approximately $795.2 million. The indenture for the notes does not restrict our ability to incur additional indebtedness.

Our level of indebtedness could have important consequences to you, because:

•       it could adversely affect our ability to satisfy our obligations under the notes;

•       a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•       it may impair our ability to obtain additional financing in the future;

•       it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•       it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the notes, we could be in default on the notes, and this default could cause us to be in default on our other outstanding indebtedness. Conversely, a default on our other outstanding indebtedness may cause a default under the notes.

We may not have the cash necessary to pay interest on the notes, to settle conversions of the notes (if we irrevocably elect the net share settlement of the notes) or to repurchase the notes upon a fundamental change.

The notes bear interest semi-annually at a rate of 3.00% per annum. In addition, we may in certain circumstances be obligated to pay additional interest. If at any time on or prior to the 25th scheduled trading day preceding the maturity date of the notes, we irrevocably elect net share settlement, upon conversion of the notes, we will be required to pay cash and common stock, if any, based on a daily conversion value (as described under “Description of the Notes—Interest”, “Description of the Notes—Conversion Rights—Payment upon Conversion” in this prospectus) calculated on a proportionate basis for each day of the relevant 20 VWAP trading day observation period. Holders of notes also have the right to require us to repurchase all or a portion of their notes for cash upon the occurrence of a fundamental change. Any of our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to pay interest, pay any such cash amounts to the note holders upon conversion, make the required repurchase of the notes at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms, if at all. In addition, our ability to pay interest, pay cash to the note holders upon conversion or make the required repurchase, as the case may be, may be limited by law or the terms of other debt agreements or securities. Our failure to pay such cash amounts to holders of notes or make the required repurchase, as the case may be, however, would constitute an event of default under the indenture governing the notes which, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment and further restrict our ability to make such payments and repurchases. See “Description of the Notes—Interest,” “Description of the Notes—Conversion Rights—Payment upon Conversion” and “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”.

There is currently no trading market for the notes, and an active trading market for the notes may not develop or, if it develops, may not be maintained.

The notes are new securities for which there is currently no existing trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the initial purchasers informed us that they intend to make a market in the notes, they are not obligated to do so, and may discontinue market-making at any time without notice. Accordingly, an active trading market may not develop for the notes and, even if one develops, such market may not be maintained. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes is likely to be adversely affected and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible into capital stock. Historically, the market for convertible debt has been volatile. Market volatility could materially and adversely affect the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

The notes have a number of features that may adversely affect their value and trading price, including conversion conditions and the lack of financial covenants. Furthermore, even if the conversion conditions are met, since the value of the shares of common stock into which the notes are convertible (or, if we make the net share settlement election, the conversion value of the notes) is dependent on the price of our common stock, volatile or depressed market prices for our common stock are likely to have a similar effect on the trading prices of the notes. We cannot assure you that the price of our common stock in the future will not have an adverse effect on the trading prices of the notes.

Our stock price could continue to be volatile and therefore, it may be difficult for you to resell the shares of common stock issuable upon conversion of your notes at prices you find attractive.

Our stock price, like the market price of the stock of other biopharmaceutical companies, has been volatile. For example, during the year ended December 31, 2006, the market price for our common stock fluctuated between $35.58 and $51.54 per share. The following factors, among others, could have a significant impact on the market for our common stock:

•       our financial results and/or fluctuations in our financial results;

•       safety issues with BYETTA, SYMLIN or our product candidates;

•       clinical study results;

•       determinations by regulatory authorities with respect to our drug candidates;

•       our ability to complete our Ohio manufacturing facility and the commercial manufacturing process for exenatide LAR;

•       developments in our relationships with current or future collaborative partners;

•       our ability to successfully execute our commercialization strategies;

•       developments in our relationships with third-party manufacturers of our products and other parties who provide services to us;

•       technological innovations or new commercial therapeutic products by us or our competitors;

•       developments in patent or other proprietary rights; and

•       governmental policy or regulation, including with respect to pricing and reimbursement.

Many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our financial condition, results of operations, business or prospects. It is impossible to assure converting holders that the market price of our common stock will not fall in the future. Therefore, holders who receive our common stock upon the conversion of their notes will be subject to the risk of volatile and depressed market prices of our common stock and it may be difficult for such holders to resell those shares of common stock at prices they find attractive.

The conditional conversion feature of the notes may prevent the conversion of the notes prior to April 15, 2014.

The notes are convertible prior to the close of business on the scheduled trading day prior to the maturity date at any time on or after April 15, 2014. Prior to April 15, 2014, the notes are convertible only under the following conditions: (1) during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the price per note for each trading day of that measurement period was less than 97% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (2) during any calendar quarter (and only during such quarter) after the calendar quarter ending September 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (3) upon the occurrence of specified corporate events. See “Description of the Notes—Conversion Rights” in this prospectus. If these conditions to conversion are not met, holders of the notes will not be able to convert their notes prior to April 15, 2014 and, therefore, may not be able to receive the value of the consideration into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the value of the shares of common stock into which the notes are convertible (or, if we make the net share settlement election, the conversion value of the notes).

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture governing the notes does not:

•       require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•       limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•       limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•       restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•       restrict our ability to repurchase our securities;

•       restrict our ability to pledge our assets or those of our subsidiaries; or

•       restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change in control and similar transactions. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but may not constitute a fundamental change that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

The additional shares by which the conversion rate will be increased for notes converted in connection with certain fundamental change transactions may not adequately compensate holders for the lost option time value of their notes as a result of any such fundamental change.

If certain transactions that constitute a make-whole fundamental change occur, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock. This increased conversion rate will apply only to holders who convert their notes in connection with any such transaction. The number of the additional shares of our common stock will be determined based on the date on which the transaction becomes effective and the price paid per share of our common stock in such transaction, as described under “Description of the Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” in this prospectus. While the number of additional shares of common stock is designed to compensate holders for the lost option time value of the notes as a result of such transaction, the amount of such additional shares is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, notwithstanding the foregoing, if the price paid per share of our common stock in the transaction is less than $43.62 per share or in excess of $200.00 per share, the conversion rate will not be adjusted. In no event will the number of shares of our common stock issuable upon the conversion of the notes exceed 22.9252 per $1,000 principal amount of notes, subject to adjustment under certain circumstances, regardless of when the transaction becomes effective or the price paid per share of our common stock in the transaction.

Furthermore, a holder will not receive the additional consideration payable as a result of the increase in the conversion rate until the effective date of such make-whole fundamental change, or even later, which could be a significant period of time after the date the holder has tendered its notes for conversion. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock, and certain tender or exchange offers, as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments” in this prospectus. The conversion rate will not be adjusted for other events, such as an issuance of our common stock for cash, that may adversely affect the trading price of the notes and our common stock. If we engage in any of these types of transactions for which there is no adjustment to the conversion rate, the value of the common stock into which your notes may be convertible may be diluted. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the notes and their value, but does not result in an adjustment to the conversion rate.

Holders of the notes are not be entitled to any rights with respect to our common stock, but are subject to all changes made with respect to them.

Holders of the notes are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of the notes are subject to all changes affecting our common stock. Holders of the notes will be entitled to the rights afforded our common stock only if and when our common stock is delivered to them upon the conversion of their notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s receipt of our common stock upon the conversion of their notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock. In addition, because of the contingent conversion, you may not be able to convert your notes until April 15, 2014.

The definition of a fundamental change requiring us to repurchase the notes is limited and therefore the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” requiring us to repurchase the notes is limited to specified corporate transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If we make the net share settlement election, upon conversion of their notes, holders may receive less consideration than expected because the value of our common stock may decline between the day that the conversion right is exercised and the day the conversion value is determined.

If we make the net share settlement election, the conversion value that holders will receive upon conversion of their notes will be determined on the basis of the daily VWAP prices of our common stock on the NASDAQ Global Market for each VWAP trading day of the relevant 20 VWAP trading day observation period beginning, subject to certain exceptions, on the third VWAP trading day following the date the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after the conversion right is exercised, the conversion value will be adversely affected.

The net share settlement feature of the notes may have adverse consequences.

If we make an irrevocable net share settlement election, the net share settlement feature of the notes, as described under “Description of the Notes—Conversion Rights—Irrevocable Election of Net Share Settlement” and “Description of the Notes—Conversion Rights—Payment upon Conversion” in this prospectus, may:

•       result in holders receiving no shares of our common stock upon conversion or fewer shares of our common stock relative to the conversion value of the notes;

•       reduce our liquidity because we will be required to pay the principal return in cash;

•       delay holders’ receipt of the proceeds upon conversion; and

•       subject holders to market risk before receiving any shares upon conversion.

If we make the net share settlement election and if the notes are convertible, upon conversion, holders will receive cash and, if applicable, shares of our common stock based on the sum of the “daily settlement amounts” described in this prospectus for the 20 VWAP trading days that begin on, and includes, the third VWAP trading day after the day the notes are tendered for conversion, subject to certain exceptions in connection with conversions during a period immediately preceding the maturity date of the relevant notes as described in this prospectus. We refer to this 20 VWAP trading day period as the “observation period”.

Under net share settlement, we will generally deliver the cash and, if applicable, shares of common stock issuable upon conversion on the third VWAP trading day immediately following the last day of the related observation period. In addition, because the consideration due upon conversion is based in part on the trading prices of our common stock during the observation period, any decrease in the price of our common stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, because under net share settlement we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.

We may enter into future acquisitions and take certain actions in connection with such acquisitions that could affect the price of our common stock, and therefore the value of the notes.

As part of our growth strategy, we expect to review acquisition prospects that would offer growth opportunities. While we have no current agreements or commitments with respect to any material acquisitions, we may acquire or invest in businesses, products or technologies in the future. In the event of future acquisitions or investments, we could:

•       use a significant portion of our available cash;

•       issue equity securities, which would dilute current stockholders’ percentage ownership;

•       incur substantial debt;

•       incur or assume contingent liabilities, known or unknown;

•       incur amortization expenses related to intangibles; and

•       incur large, immediate accounting write-offs.

Such actions by us could harm our results from operations and adversely affect the price of our common stock. Since the notes are convertible into our common stock, an adverse effect on the price of our common stock could have a similar effect on the value of our notes.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new securities offerings.

Future sales of our common stock, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exercisable for our common stock could adversely affect the market prices of our common stock and the value of the notes prevailing from time to time and could impair our ability to raise capital through future offerings of equity or equity-related securities. In addition, we may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of options or for other reasons.

Further, we have an effective registration statement on Form S-3 which currently allows us to sell common stock in one or more public offerings and provides us the ability to time such sales when market conditions are favorable.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

To the extent we issue any shares of our common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing stockholders, including holders who have received shares of our common stock upon prior conversion of the notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Provisions in the indenture for the notes, our stockholder rights plan, provisions of our charter documents and Delaware General Corporation Law may deter or prevent a business combination that may be favorable to you.

If a fundamental change occurs prior to the maturity date of the notes, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, if a fundamental change occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. In addition, the indenture governing the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

In addition, we have adopted certain provisions that could deter or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. These include charter provisions generally prohibiting the use of cumulative voting in the election of directors, providing that the authorized number of directors may be changed only by resolution of our board of directors and granting our board of directors the authority to issue “blank check” preferred stock without stockholder approval.

We have also established a rights agreement, also called a “poison pill.” Generally, our rights agreement permits our existing stockholders to purchase a large number of our shares of series A junior participating preferred stock at a substantial discount to the market price if a third party attempts to gain control of a sufficient equity position in us. Our rights agreement could have the effect of deterring or preventing a third party from acquiring us in a transaction that might be favorable to you.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces or indicates that they may reduce their rating in the future, the market price of the notes and our common stock could be harmed.

U.S. Federal Income Tax Risks Related to the Notes

You may be subject to U.S. federal income or withholding taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

The conversion rate of the notes is subject to adjustment upon certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock, certain tender or exchange offers and certain repurchases of our common stock, as described under “Description of the Notes—Conversion Rate Adjustments” in this prospectus. If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. In addition, non-U.S. holders of the notes may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “Certain United States Federal Income Tax Considerations—Non-U.S. Holders—Notes”.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder, such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States Federal Income Tax Considerations”.

If we make the net share settlement election, conversion of notes into a combination of both cash and our common stock will require U.S. holders to recognize taxable gains.

If we make the net share settlement election, upon the conversion of a note into a combination of both cash and our common stock, a U.S. holder generally will be required to recognize gain on the conversion for U.S. federal income tax purposes. You should carefully review the information regarding tax considerations relevant to an investment in the notes set forth under “Certain United States Federal Income Tax Considerations” and you are also encouraged to consult your own tax advisor prior to investing in the notes.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling securityholders of the notes or the shares of common stock issuable upon conversion of the notes.

We received estimated net proceeds from the sale of the notes of approximately $558.9 million after deducting the initial purchasers’ discounts and estimated offering expenses.

We intend to use the net proceeds from our offering of the notes to continue to commercialize our approved products, fund the development of our late-stage product candidates and other pipeline candidates, establish additional manufacturing sources including our Ohio manufacturing facility, fund our research and development activities, fund other operating expenses, fund potential acquisitions of or investments in complementary technologies or businesses and for other general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds or the timing of these expenditures. Accordingly, our management retains broad discretion over the use of proceeds. Pending these uses, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture dated as of June 8, 2007, between us and The Bank of New York Trust Company, N.A., as trustee. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the notes include those expressly set forth in the indenture and the notes, those provided in the registration rights agreement dated as of June 8, 2007, among us and the initial purchasers, and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. A copy of the registration rights agreement has also been filed as an exhibit to the registration statement of which this prospectus is a part. You may also request a copy of the indenture and the registration rights agreement from the trustee.

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the registration rights agreement and the indenture, including the definitions of certain terms used in the indenture. You may request a copy of the indenture and registration rights agreement from us as set forth in “Where You Can Find Additional Information”. We urge you to read the indenture (including the form of note contained therein) and the registration rights agreement because they, and not this description, define your rights as a holder of the notes. For purposes of this description, references to the “Amylin”, “we”, “our” and “us” refer only to Amylin Pharmaceuticals, Inc. and not to its subsidiaries. All references to “interest” shall be deemed to include “additional interest”, if any, applicable to the notes as described herein.

General

The notes:

•       are:

•        our general unsecured obligations;

•        equal in right of payment to all of our other senior unsecured indebtedness;

•        senior in right of payment to all indebtedness that is contractually subordinated to the notes;

•        structurally subordinated to the existing and future claims of our subsidiaries’ creditors, including trade creditors;

•        effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•        limited to an aggregate principal amount of $575,000,000 except as set forth below;

•       mature on June 15, 2014 (the “maturity date”), unless earlier converted or repurchased;

•       are issued in denominations of $1,000 and integral multiples of $1,000; and

•       are initially represented by one note in global form, but in certain limited circumstances described under the heading “—Global Notes, Book-Entry Form” below may be represented by notes in definitive form.

As of June 30, 2007, we had outstanding indebtedness (excluding current portion) of $795.2 million and the aggregate amount of liabilities of our subsidiaries was $16.0 million.

Subject to the satisfaction of certain conditions and during the periods described below, the notes may be converted into shares of our common stock at an initial conversion rate of 16.3752 shares of common stock per $1,000 in principal amount of notes (equivalent to an initial conversion price of approximately $61.07 per share of common stock). The conversion rate is subject to adjustment if certain events described below occur. If we irrevocably elect the net share settlement of the notes, we will pay upon conversion of any notes, with a conversion date that follows the date of our net share settlement election, an amount in cash equal to the “principal portion” (as defined below) of the notes converted, calculated as described below. If the “daily conversion value” (as defined below) exceeds the principal portion of the converted notes on any “VWAP trading day” (as defined below) during the relevant 20 VWAP trading day “observation period” (as defined below), in addition to paying the principal portion of the converted notes for such VWAP trading day in cash, we will deliver shares of our common stock in an amount equal to the excess of the daily conversion value over the principal portion on that VWAP trading day. We will perform this calculation and make an aggregate payment of cash and stock for all VWAP trading days of the relevant 20 VWAP trading day observation period at the end of that period, as further described below. See “—Conversion Rights—Irrevocable Election of Net Share Settlement” and “—Conversion Rights—Payment upon Conversion”. You will not receive any separate cash payment for interest accrued and unpaid to the “conversion date” (as defined below), except under the limited circumstances described below.

We use the term “note” in this prospectus to refer to each $1,000 in principal amount of notes.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes we have already sold in an unlimited aggregate principal amount; provided that such additional notes are issued pursuant to a “qualified reopening” or are treated as issued without original issue discount for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note is treated as the owner of it for all purposes.

Other than the restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Conversion upon Specified Corporate Events” and “—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change”, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. See “Risk Factors—Risks Related to an Investment in the Notes and Our Common Stock”. In addition, we are not subject to any financial covenants under the indenture or restricted under the indenture from paying any dividends, incurring debt or issuing or repurchasing securities. The indenture does not limit the amount of debt that may be issued by us or our subsidiaries. Our subsidiaries do not guarantee any of our obligations under the notes. See “Risk Factors—Risks Related to an Investment in the Notes and Our Common Stock—The structural subordination of the notes to our unsecured and secured liabilities and preferred equity of our subsidiaries may limit our ability to satisfy our obligations under the notes”.

No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of, and interest on notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

We will pay the principal of certificated notes at the office or agency designated by us. We have initially designated a corporate trust office of the trustee as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of such notes and (ii) to holders having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we, the trustee or registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected or surrendered for conversion.

Interest

The notes bear interest at a rate of 3.00% per year from June 8, 2007, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2007.

Interest will be paid to the person in whose name a note is registered at the close of business on May 31 or November 30, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion Rights

General

Upon the occurrence of any of the conditions described under the headings “—Conversion upon Satisfaction of Trading Price Condition”, “—Conversion Based on Common Stock Price” and “—Conversion upon Specified Corporate Events”, holders may convert their notes at an initial conversion rate of 16.3752 shares of common stock per $1,000 in principal amount of notes, which is equivalent to an initial conversion price of approximately $61.07 per share of common stock, at any time prior to the close of business on the “scheduled trading day” (as defined below) immediately preceding April 15, 2014. On and after April 15, 2014, holders may convert their notes at the conversion rate regardless of the conditions described under the headings “—Conversion upon Satisfaction of Trading Price Condition”, “—Conversion Based on Common Stock Price” and “—Conversion upon Specified Corporate Events” at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date of June 15, 2014.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading or, if our common stock is not listed or admitted for trading on any exchange or market, a business day.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price”, respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 in principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described below under “—Payment upon Conversion” will be deemed to satisfy our obligation to pay:

•       the principal amount of the note; and

•       accrued and unpaid interest on the note to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•       if we have specified a “fundamental change repurchase date” (as defined below) that is after a record date and on or prior to the corresponding interest payment date;

•       to the extent of any overdue interest, if any overdue interest remains unpaid at the time of conversion with respect to such notes; or

•       in respect of any conversions that occur after the record date immediately preceding the maturity date.

Upon conversion, we will deliver shares of our common stock (or, with respect to conversions following our election of net share settlement, if available, cash and shares of our common stock, if any), as described under “—Payment upon Conversion” below.

While we do not currently have any debt or other agreements that would restrict our ability to pay the principal portion of the notes in cash upon conversion if we make the net share settlement election, we may enter into such an agreement in the future, which may limit or prohibit our ability to make any such cash payment. Our failure to pay in cash the principal portion of the notes when converted (if we irrevocably elect such settlement method) would result in an event of default with respect to the notes. See “Risk Factors—Risks Related to an Investment in the Notes and Our Common Stock—We may not have the cash necessary to pay interest on the notes, to settle conversions of the notes (if we irrevocably elect net share settlement of the notes) or to repurchase the notes upon a fundamental change”.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion upon Satisfaction of Trading Price Condition

Prior to April 15, 2014, a holder may surrender notes for conversion during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined below) per $1,000 in principal amount of the notes for each day of the measurement period was less than 97% of the product of the “last reported sale price” (as defined below) of our common stock and the applicable conversion rate for the notes for such date, as determined by the trustee and subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make such determination (the “trading price condition”).

The trustee will have no obligation to determine the trading price of the notes unless we have requested such determination; and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 in principal amount of the notes would be less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the trustee to determine the trading price of the notes in the manner described below beginning on the next trading day and on each successive trading day until the trading price per $1,000 in principal amount of the notes is greater than or equal to 97% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not, when we are obligated to, make a request to the trustee to determine the trading price of the notes, or if we make such request to the trustee and the trustee does not make such determination, then the trading price per $1,000 in principal amount of the notes will be deemed to be less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate.

If the trading price condition has been met, we will so promptly notify the holders of the notes. If, at any time after the trading price condition has been met, the trading price per $1,000 in principal amount of the notes is greater than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so promptly notify the holders of the notes.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million in principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include the initial purchaser; provided that if three such bids cannot reasonably be provided to the trustee, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid is obtained, that one bid will be used. If at least one bid for $2.0 million in principal amount of the notes cannot reasonably be provided to the trustee, then the trading price per $1,000 in principal amount of notes will be deemed to be less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include the initial purchaser, selected by us for this purpose. Any such determination will be conclusive absent manifest error.

“Trading day” means any scheduled trading day provided that there is no “market disruption event” on such day (as defined below).

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

Conversion Based on Common Stock Price

Prior to April 15, 2014, a holder may surrender its notes for conversion during any calendar quarter after the calendar quarter ending September 30, 2007 (and only during such calendar quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter.

Conversion upon Specified Corporate Events

If we elect to:

•       distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days after the record date for the distribution to subscribe for or purchase shares of our common stock at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•       distribute to all or substantially all holders of our common stock our assets (including cash), debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes and the trustee at least 25 scheduled trading days prior to the “ex-date” (as defined below) for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-date for such distribution or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question. Holders of the notes may not exercise this right if they may participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

In addition, if we are party to any transaction or event described in clause (2) of the definition of “fundamental change” (as defined below), we will notify holders and the trustee of the occurrence of any such event no later than 25 scheduled trading days prior to the anticipated “effective date” (as defined below) of such event. Once we have given such notice, a holder may surrender notes for conversion at any time from and after the 25th scheduled trading day prior to the anticipated effective date of such event until (i) the fundamental change repurchase date corresponding to such event or (ii) if there is no such fundamental change repurchase date, 35 scheduled trading days following the effective date of such event. If an event described in clauses (1), (3), (4) or (5) of the definition of “fundamental change” occurs, we will notify holders and the trustee of the occurrence of any such event on the effective date of such event. Once we have given such notice, a holder may surrender notes for conversion at any time from the effective date of such event until (i) the fundamental change repurchase date corresponding to such event or (ii) if there is no such fundamental change repurchase date, 35 scheduled trading days following the effective date of such event. In addition, if a “make-whole fundamental change” (as described below) occurs, a holder may be entitled to receive “additional shares” (as defined below) of our common stock upon any conversion as described below under “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change”.

You will also have the right to convert your notes if we are a party to a combination, merger, recapitalization, reclassification, binding share exchange or other similar transaction or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a fundamental change. In such event, you will have the right to convert your notes at any time beginning 25 scheduled trading days prior to the date that is the anticipated effective date of such transaction and ending on the 35th scheduled trading day following the effective date of such transaction. We will notify holders and the trustee at least 25 scheduled trading days prior to the anticipated effective date of any such transaction.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•       complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•       deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•       if required, furnish appropriate endorsements and transfer documents;

•       if required, pay all transfer or similar taxes; and

•       if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, such holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Irrevocable Election of Net Share Settlement

At any time on or prior to the 25th scheduled trading day prior to the maturity date, we may irrevocably elect the net share settlement of our conversion obligation with respect to the notes to be converted after the date of such election. If we make such an election, we will deliver cash equal to the principal portion of the notes converted and shares of our common stock to the extent that the daily conversion value exceeds such principal portion, as described below under “—Payment upon Conversion”. This net share settlement election will be in our sole discretion without the consent of the holders of notes.

Upon making such election, we will promptly (i) issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.

At any time prior to making such election, we may irrevocably renounce this right to elect net share settlement of the notes at any time prior to the 25th scheduled trading day preceding the maturity date of the notes. Upon such renouncement, we will no longer have the right to elect the net share settlement of our conversion obligation and any such attempted election shall have no effect.

Payment upon Conversion

Unless we have made an irrevocable net share settlement election as described above under “—Irrevocable Election of Net Share Settlement”, upon conversion of the notes, we will deliver shares of our common stock (other than with respect to any additional shares you may receive, as described under “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change”) on the third VWAP trading day after the relevant conversion date. In that case we will deliver to the holder of the notes a number of shares of our common stock equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) 1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date (provided that we will deliver cash in lieu of fractional shares based on the last reported sale price of our common stock on the relevant conversion date (or, if the conversion date is not on a trading day, the next following trading day)).

If we make the net share settlement election as described above under “—Irrevocable Election of Net Share Settlement”, we will pay an amount in cash equal to the principal portion of the notes converted, calculated as described below.

If the daily conversion value exceeds the principal portion of the converted notes on any VWAP trading day during the observation period, in addition to paying the principal portion of the converted notes in cash for such VWAP trading day, we will deliver shares of our common stock in an amount equal to the excess of the daily conversion value over the principal portion of the converted notes for such VWAP trading day, all calculated as described below. We will settle each $1,000 in principal amount of notes being converted by delivering, on the third VWAP trading day immediately following the last day of the related observation period, cash and shares of our common stock, if applicable, equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 VWAP trading days during the related observation period.

The “observation period” with respect to any note means:

•       with respect to any conversion date occurring on or after the 25th scheduled trading day prior to the maturity date of the notes, the 20 consecutive VWAP trading day period beginning on, and including, the 22nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day); and

•       in all other instances, the 20 consecutive VWAP trading day period beginning on and including the third VWAP trading day after the conversion date.

The “daily settlement amount” for each of the 20 VWAP trading days during the observation period means:

•       an amount of cash equal to the lesser of (x) $50.00 and (y) the daily conversion value for such VWAP trading day (the “principal portion”); and

•       if such daily conversion value exceeds $50.00, a number of shares of our common stock (the “deliverable shares”) equal to (A) the difference between such daily conversion value and $50.00, divided by (B) the daily VWAP of our common stock for such VWAP trading day.

provided that in no event shall the aggregate number of deliverable shares per $1,000 principal amount of notes exceed the aggregate share cap. The “aggregate share cap” means 22.9252 shares of our common stock per $1,000 principal amount of notes, subject to adjustment upon the occurrence of any of the events described under “Conversion Rate Adjustments” below.

The “daily conversion value” means, for each of the 20 consecutive VWAP trading days during the observation period, 1/20th of the product of (1) the applicable conversion rate and (2) the “daily VWAP” (as defined below) of our common stock, or the consideration into which our common stock has been converted in connection with certain corporate transactions, on such VWAP trading day. Any determination of the daily conversion value by us will be conclusive absent manifest error.

The “daily VWAP” of our common stock means, for each of the 20 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page AMLN.Q <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day (without regard to after-hours trading), or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no “VWAP market disruption event” (as defined below). If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

In the case of conversions following our net share settlement election, if available, we will deliver cash in lieu of any fractional shares of our common stock deliverable upon conversion based on the daily VWAP on the last VWAP trading day of the applicable observation period.

The indenture requires us to pay the principal portion of the conversion consideration of the notes in cash (if we have made the net share settlement election), and we may be required to repurchase the notes for cash at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, upon the occurrence of a fundamental change. While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. Our failure to pay in cash the principal portion of the notes when converted (if we made the net share settlement election) would result in an event of default with respect to the notes. See “Risk Factors—Risks Related to an Investment in the Notes and Our Common Stock—We may not have the cash necessary to pay interest on the notes, to settle conversions of the notes (if we irrevocably elect net share settlement of the notes) or to repurchase the notes upon a fundamental change”.

A holder will become a record holder with respect to a number of shares of our common stock it is entitled to receive as a result of converting its notes on the related conversion date (or, if we have made our net share settlement election, on each VWAP trading day in the observation period with respect to a number of shares of our common stock it is entitled to receive with respect to such VWAP trading day).

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may, promptly after receipt of notice of conversion (or, in the case of any surrender of notes for conversion after the election of net share settlement, on or prior to the commencement of the observation period), direct the conversion agent to surrender such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, all shares of our common stock (or in the case of any surrender of notes for conversion after the election of net share settlement, cash and shares of our common stock, if any) equal to the consideration due upon conversion, all as provided above under “—Conversion Rights—Payment Upon Conversion”, at the sole option of the designated financial institution. By the close of business on the trading day immediately succeeding the conversion date (or, in the case of any surrender of notes for conversion after the election of net share settlement, by the close of business on the trading day immediately preceding the start of the observation period), we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver shares of our common stock (or, in the case of any surrender of notes for conversion after the election of net share settlement, cash and shares of our common stock, if any).

If the designated institution accepts any such notes, it will deliver the appropriate number of shares of our common stock (or, in the case of any surrender of notes for conversion after the election of net share settlement, the appropriate amount of cash and the appropriate number of shares of our common stock, if any) to the conversion agent and the conversion agent will deliver those shares and the cash, as applicable, to the applicable note holder. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will, no later than the third trading day immediately following the conversion date (or, in the case of any surrender of notes for conversion after the election of net share settlement, no later than the last day of the related observation period) convert the notes into cash and shares, if any, of our common stock, as described above under “—Conversion Rights”.

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

Adjustment Events.

(1)   If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0	×	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the record date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR’ = the conversion rate in effect immediately after the record date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the record date for such dividend or distribution or the effective date of such share split or combination, as the case may be; and

OS’ = the number of shares of our common stock that will be outstanding as of the record date for such dividend or distribution and immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

(2)   If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days after the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of such distribution, the conversion rate will be adjusted based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration:

CR’ = CR0	×	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the record date for such distribution;

CR’ = the conversion rate in effect immediately after the record date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the record date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the “ex-date” for such distribution.

(3)   If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•       dividends or distributions referred to in clause (1) or (2) above;

•       dividends or distributions paid exclusively in cash; and

•       spin-offs described below in this clause (3);

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0	×	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the record date for such distribution;

CR’ = the conversion rate in effect immediately after the record date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the “ex-date” for such distribution; and

FMV = the fair market value as determined by our board of directors or a committee thereof of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the “ex-date” for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off”, the conversion rate in effect immediately before 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’ = CR0	×	FMV0+ MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the 10th trading day immediately following the effective date of the spin-off;

CR’ = the conversion rate in effect immediately after the 10th trading day immediately following the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under this clause (3) will occur on the 10th trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days immediately following, and including, the effective date of any spin-off, references with respect to the spin-off to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4)   If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0	×	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the record date for such distribution;

CR’ = the conversion rate in effect immediately after the record date for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the “ex-date” for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5)   If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0	×	AC + (SP’ × OS’)
OS0 × SP’

where,

CR0 = the conversion rate in effect on the date such tender or exchange offer expires;

CR’ = the conversion rate in effect on the day following the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration as determined by our board of directors or a committee thereof paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ = the last reported sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

If the application of any of the foregoing formulas (other than in respect of a share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

If we irrevocably elect net share settlement of the notes as described under “—Irrevocable Election of Net Share Settlement” above, then each reference to a “record date” above shall be deemed as a reference to an “ex-date” effective on the date on which our net share settlement election becomes effective.

We will not take any action that would result in an adjustment pursuant to the foregoing provisions without complying with the shareholder approval rules of the NASDAQ Global Market.

Events that Will Not Result in Adjustments.   Except as described in this section or in “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” below, we will not adjust the conversion rate. Without limiting the foregoing, the applicable conversion rate will not be adjusted:

•       upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•       upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•       upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•       for a change in the par value of our common stock; or

•       for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We are not required to make an adjustment to the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually, on the anniversary of the first date of issue of the notes, (ii) upon any conversion in connection with a fundamental change and (iii) on each day from and after the 22nd scheduled trading day prior to the maturity date through and including the maturity date.

Treatment of Reference Property.   In the event of:

•       any fundamental change described in clause (2) of the definition thereof;

•       any reclassification of our common stock;

•       a consolidation, binding share exchange, recapitalization, reclassification, merger, combination or other similar event; or

•       a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, subject to our right to irrevocably elect net share settlement upon conversion, if available, as described under “—Irrevocable Election of Net Share Settlement”, you will be entitled thereafter to convert your notes into the same type of consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the applicable conversion rate in effect immediately prior to these events.

However, if we irrevocably elect net share settlement of the notes, you will receive:

•       cash up to the aggregate principal portion thereof; and

•       in lieu of the shares of our common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant events (“reference property”).

The amount of consideration, and, consequently, reference property, you receive upon conversion will be based on the daily conversion values of reference property and the applicable conversion rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amount of consideration actually received by such holders.

Treatment of Rights.   To the extent that our rights plan is in effect upon conversion of the notes into common stock, you will receive, in addition to any common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “—Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate.   We are permitted, to the extent permitted by law and the rules of the NASDAQ Global Market or any other securities exchange on which our common stock is then listed, to increase the conversion rate of the notes by any amount for a period of at least 20 days, if our board of directors determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will notify the holders of the notes and the trustee of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, in accordance with applicable law. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect.   A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income and withholding tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Income Tax Considerations”.

Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change

If you elect to convert your notes in connection with a “make-whole fundamental change” (as defined below), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clauses (1), (2) or (4) under the definition of fundamental change as described below under “—Fundamental Change Permits Holders to Require Us to Repurchase the Notes”; provided, however, that no increase will be made in the case of a transaction constituting a fundamental change described in clause (2) of such definition where at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such transaction consists of shares of common stock or American Depositary Receipts in respect of shares of common stock traded on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the notes become convertible into such shares of such common stock or such American Depository Receipts pursuant to “—Conversion Rate Adjustments—Treatment of Reference Property” above (or, if we have made the net share settlement election, into cash (in respect of the principal portion) and such shares of such common stock or such American Depositary Receipts pursuant to “—Conversion Rate Adjustments—Treatment of Reference Property” above). A conversion shall be deemed to be in connection with a make-whole fundamental change if such conversion occurs (1) at any time on or after the 25th scheduled trading day prior to the anticipated effective date of a “fundamental change” (as defined below) described in clause (2) of such definition, or (2) on or after the effective date of a “fundamental change” described in clauses (1) or (4) of such definition, in each case until the related fundamental change repurchase date or, if there is no such fundamental change repurchase date, 25 scheduled trading days following the effective date of such fundamental change, as applicable. We will notify holders and the trustee of the occurrence of any such fundamental change (i) no later than 25 scheduled trading days prior to the anticipated effective date of such transaction with respect to any transaction described in clause (2) in the definition of fundamental change and (ii) on the effective date of such transaction with respect to any transaction described in clauses (1) or (4) in the definition of fundamental change. We will settle conversions of notes as described below under “—Settlement of Conversions upon a Make-Whole Fundamental Change”.

The number of additional shares by which the conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the date on which such make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) per share of our common stock at the time of such make-whole fundamental change. If holders of our common stock receive only cash consideration for their shares of common stock in connection with a fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the 10 trading day period ending on the trading day preceding the effective date of such make-whole fundamental change.

The stock prices set forth in the first column of the table below (i.e., the row headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments”.

The following table sets forth the hypothetical stock prices and the adjustments to the conversion rate, expressed as a number of additional shares to be received per $1,000 in principal amount of the notes, in the event of a make-whole fundamental change.

	Effective Date
Stock Price	June 8, 2007	June 15, 2008	June 15, 2009	June 15, 2010	June 15, 2011	June 15, 2012	June 15, 2013	June 15, 2014
$43.62	6.5456	6.4576	6.3467	6.2284	6.0984	5.9875	5.9890	6.5501
$45.00	6.2058	6.1023	5.9729	5.8303	5.6671	5.5062	5.4197	5.8470
$47.50	5.6560	5.5294	5.3721	5.1927	4.9790	4.7416	4.5144	4.6774
$50.00	5.1785	5.0339	4.8550	4.6471	4.3941	4.0961	3.7534	3.6248
$52.50	4.7615	4.6031	4.4077	4.1781	3.8951	3.5506	3.1173	2.6724
$55.00	4.3952	4.2265	4.0189	3.7731	3.4680	3.0894	2.5885	1.8066
$57.50	4.0719	3.8957	3.6794	3.4221	3.1014	2.6989	2.1514	1.0161
$60.00	3.7852	3.6038	3.3816	3.1165	2.7857	2.3679	1.7918	0.2915
$65.00	3.3013	3.1149	2.8874	2.6155	2.2767	1.8483	1.2571	0.0000
$70.00	2.9111	2.7247	2.4981	2.2277	1.8924	1.4717	0.9032	0.0000
$80.00	2.3275	2.1497	1.9351	1.6810	1.3711	0.9932	0.5185	0.0000
$90.00	1.9176	1.7537	1.5572	1.3268	1.0513	0.7265	0.3499	0.0000
$100.00	1.6177	1.4690	1.2916	1.0860	0.8446	0.5691	0.2698	0.0000
$125.00	1.1384	1.0246	0.8898	0.7370	0.5637	0.3763	0.1867	0.0000
$150.00	0.8589	0.7719	0.6685	0.5528	0.4235	0.2863	0.1465	0.0000
$175.00	0.6765	0.6093	0.5283	0.4380	0.3374	0.2303	0.1192	0.0000
$200.00	0.5477	0.4953	0.4306	0.3583	0.2773	0.1903	0.0989	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•       If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•       If the stock price is greater than $200.00 per share, subject to adjustment, no adjustments will be made in the conversion rate.

•       If the stock price is less than $43.62 per share, subject to adjustment, no adjustments will be made in the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 22.9252 per $1,000 in principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments”.

In addition, if you convert your notes prior to the effective date of any make-whole fundamental change, and the make-whole fundamental change does not occur, you will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equity as they relate to economic remedies.

Settlement of Conversions upon a Make-Whole Fundamental Change

As described above under “—Conversion Rate Adjustments—Treatment of Reference Property”, upon effectiveness of certain fundamental changes, the notes will be convertible into reference property or cash and reference property, if any (if we irrevocably elect net share settlement of the notes). If, as described above, we are required to increase the conversion rate by the additional shares as a result of the make-whole fundamental change, notes surrendered for conversion will be settled as follows:

•       If the conversion date (or, following our election of net share settlement, if available, the last VWAP trading day of the applicable observation period) related to notes surrendered for conversion in connection with the make-whole fundamental change is prior to the third scheduled trading day preceding the effective date of the make-whole fundamental change, we will settle such conversion as described above under “—Payment upon Conversion” by delivering a number of shares of our common stock equal to the conversion rate for each $1,000 principal amount of notes (or, following our election of net share settlement, if available, the amount of cash and shares of our common stock, if any, based on the applicable conversion rate in effect), in each case without regard to the number of additional shares to be added to the conversion rate as described above, on the third VWAP trading day immediately following the related conversion date (or, following our election of net share settlement, if available, the last VWAP trading day of the applicable observation period). In addition, as soon as practicable following the effective date of the make-whole fundamental change, we will deliver the increase in such amount of common stock or of reference property deliverable in lieu of shares of our common stock, if any, as if the applicable conversion rate had been increased by such number of additional shares on the applicable conversion date (or, following our election of net share settlement, if available, during the related observation period and based upon the related daily VWAP prices during such observation period). If, following our election of net share settlement (if available), such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased amount results in an increase to the number of shares of our common stock, we will deliver such increase by delivering common stock or reference property based on such increased number of shares; or

•       If the conversion date (or, following our election of net share settlement, if available, the last VWAP trading day of the applicable observation period) related to notes surrendered for conversion is on or following the third scheduled trading day preceding the effective date of the make-whole fundamental change, we will settle such conversion as described above under “—Payment upon Conversion” based on the applicable conversion rate as increased by the additional shares described above on the later to occur of (1) the effective date of the transaction and (2) the third VWAP trading day immediately following the conversion date (or, following our election of net share settlement, the third VWAP trading day immediately following the last VWAP trading day of the applicable observation period).

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” occurs at any time, you will have the right, at your option, to require us to repurchase all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 nor more than 35 days after the date of the “fundamental change repurchase right notice” (as defined below). The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1)   any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; provided that this clause (1) shall not apply to a merger of our company with or into a wholly-owned subsidiary of a corporation that, immediately following the transaction or series of transactions, has a class of common stock or American Depositary Receipts in respect of common stock traded on a U.S. national securities exchange or quoted on another established automated over-the-counter trading market in the United States if immediately following the transaction or series of transactions (a) the consideration received by holders of our common stock immediately prior to the transaction entitles such holders to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of such parent corporation and (b) such parent corporation fully and unconditionally guarantees all obligations of such continuing and surviving corporation under the notes and the indenture on a senior basis on terms and pursuant to a supplemental indenture reasonably satisfactory to the trustee (any such transaction that meets the requirements of this proviso being an “exempt parent merger”); or

(2)   we (i) merge or consolidate with or into any other person, other than a subsidiary, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person (other than to one or more of our wholly owned subsidiaries) or (ii) engage in any recapitalization, reclassification or other transaction in which all or substantially all our common stock is exchanged for or converted into cash, securities or other property, in each case, other than an exempt parent merger or any merger or consolidation:

•       that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock; or

•       pursuant to which the consideration received by holders of our common stock immediately prior to the transaction entitles such holders to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

•       which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(3)   at any time our “continuing directors” (as defined below) do not constitute a majority of our board of directors (or, if applicable, a successor person to us); or

(4)   we are liquidated or dissolved or holders of our common stock approve any plan or proposal for our liquidation or dissolution; or

(5)   if shares of our common stock, or shares of any other common stock or American Depositary Receipts in respect of shares of common stock into which the notes are convertible pursuant to the terms of the indenture, are not listed for trading on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

Notwithstanding the foregoing, holders of notes will not have the right to require us to repurchase any notes under clause (1), (2) or (3) above, and we will not be required to deliver the fundamental change repurchase right notice incidental thereto, if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a merger or consolidation or such other transaction otherwise constituting a fundamental change under clause (2) above consists of shares of common stock or American Depositary Receipts in respect of shares of common stock traded on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and, as a result of the completion of the merger or consolidation or such other transaction the notes become convertible into such shares of such common stock or such American Depository Receipts pursuant to “—Conversion Rate Adjustments—Treatment of Reference Property” above (or, if we irrevocably elect net share settlement of the notes, into cash (in respect of the principal portion) and such shares of such common stock or such American Depositary Receipts pursuant to “—Conversion Rate Adjustments—Treatment of Reference Property” above).

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Continuing directors” means (i) individuals who on the date of original issuance of the notes constituted our board of directors and (ii) any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof), either who were directors on the date of original issuance of the notes or whose election or nomination for election was previously so approved.

After the occurrence of a fundamental change, but on or before the 10th day following such occurrence, we will notify all holders of the notes and the trustee and paying agent on the occurrence of the fundamental change and of the resulting repurchase right, if any (the “fundamental change repurchase right notice”). Such notice shall state, among other things:

•       the events causing a fundamental change;

•       the date of the fundamental change;

•       the last date on which a holder may exercise the repurchase right, if applicable;

•       the fundamental change repurchase price, if applicable;

•       the fundamental change repurchase date, if applicable;

•       the name and address of the paying agent and the conversion agent, if applicable;

•       the applicable conversion rate and any adjustments to the applicable conversion rate;

•       that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•       the procedures that holders must follow to require us to repurchase their notes, if applicable.

To exercise the repurchase right, you must deliver, on or before the business day prior to the fundamental change repurchase date, the notes to be repurchased. If the notes are held in global form, such delivery (and the related repurchase notice) must comply with all applicable DTC procedures. If the notes are held in certificated form, such notes must be duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•       if certificated, the certificate numbers of your notes to be delivered for repurchase;

•       the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•       that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•       the principal amount of the withdrawn notes;

•       if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with applicable DTC procedures; and

•       the principal amount, if any, which remains subject to the repurchase notice.

In connection with any repurchase of the notes, we will agree under the indenture to:

•       comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable; and

•       otherwise comply with all applicable federal and state securities laws.

We will be required to repurchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. Subject to a holder’s right to receive interest on the related interest payment date where the fundamental change repurchase date falls between a regular record date and the interest payment date to which it relates, if the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•       the notes will cease to be outstanding and interest (including additional interest), if any, will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•       all other rights of the holder will terminate other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest (including additional interest), if any, upon delivery or transfer of the notes.

The repurchase rights of the holders could discourage a potential acquirer of us.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. See “Risk Factors—Risks Related to an Investment in the Notes and Our Common Stock—We may not have the cash necessary to pay interest on the notes, to settle conversions of the notes (if we irrevocably elect net share settlement of the notes) or to repurchase the notes upon a fundamental change”. If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

While we do not currently have any debt or other agreements that would restrict our ability to repurchase the notes, we may enter into such an agreement in the future which may limit or prohibit our ability to repurchase any notes.

No notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Optional Redemption by Amylin

The notes may not be redeemed by us prior to maturity.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not us, is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture or the registration rights agreement. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, ours under the indenture and registration rights agreement.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1)   default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)   default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon acceleration or otherwise;

(3)   failure by us to comply with our obligation to convert the notes into shares of our common stock and, if applicable, cash and shares of our common stock upon exercise of a holder’s conversion right;

(4)   failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets;”

(5)   failure by us to comply with our notice obligations under “—Conversion Rights—Conversion upon Specified Corporate Events” or under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes;”

(6)   failure by us for 60 days after written notice from the trustee or the holders of at least 25% principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or indenture;

(7)   default by us or any majority owned subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $50.0 million in the aggregate of Amylin and/or any subsidiary of Amylin, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable and such debt has not been discharged in full or such declaration rescinded or annulled within 30 days or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise and such defaulted payment shall not have been made, waived or extended within 30 days;

(8)   failure by us or any of our majority owned subsidiaries, within 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds in the aggregate $50.0 million, which are not stayed on appeal; or

(9)   certain events of bankruptcy, insolvency or reorganization of Amylin or any of our significant subsidiaries as defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the notes (the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration of acceleration, all principal and accrued and unpaid interest (including additional interest, if any) on the notes will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions (except with respect to any significant subsidiary), the aggregate principal amount and accrued and unpaid interest (including additional interest, if any) will be due and payable immediately.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to any obligations we may have or are deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act relating to our failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or of the covenant described below in “—Reports”, will for the first 90 days after the occurrence of such event of default consist exclusively of the right (the “extension right”) to receive an extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes (the “extension fee”). If we so elect, the extension fee will be payable on all outstanding notes on or before the date on which such event of default first occurs. On the 91st day after such event of default (if such violation is not cured or waived prior to such 91st day), the notes will be subject to acceleration as provided above. In the event we do not elect to pay the extension fee upon any such event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Notwithstanding the preceding paragraph, if an event of default occurs under any other series of our debt securities issued subsequent to the issuance of the notes resulting from our failure to file any such documents or reports and such event of default is not subject to extension on terms similar to the above, then the extension right will no longer apply and the notes will be subject to acceleration as provided above.

In order to exercise the extension right and elect to pay the extension fee as the sole remedy during the first 90 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the second preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election prior to the first business day following the date on which such event of default occurs and (ii) pay such extension fee on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the extension fee, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or failure to deliver amounts due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes or failure to deliver amounts due upon conversion that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)   such holder has previously given the trustee notice that an event of default is continuing;

(2)   holders of at least 25% principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)   such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)   the holders of a majority principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or conversion default, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)   reduce the amount of notes whose holders must consent to an amendment;

(2)   reduce the rate, or extend the stated time for payment, of interest on any note or reduce the amount, or extend the stated time for payment, of the extension fee;

(3)   reduce the principal, or extend the stated maturity, of any note;

(4)   make any change that adversely affects the conversion rights of any notes;

(5)   reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)   change the place or currency of payment of principal or interest or extension fee in respect of any note;

(7)   impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8)   adversely affect the ranking of the notes as our senior unsecured indebtedness; or

(9)   make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)   (x) cure any ambiguity, manifest error or defect or (y) cure any omission or inconsistency; provided that in the case of clause (y) only if the rights of the holders are not adversely affected in any material respect;

(2)   provide for the assumption by a successor corporation of our obligations under the indenture;

(3)   add guarantees with respect to the notes;

(4)   secure the notes;

(5)   add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6)   provide for the conversion of notes in accordance with the terms of the indenture;

(7)   make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the indenture or the notes to the description contained herein will not be deemed to be adverse to any holder;

(8)   comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(9)   make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of the notes in any material respect.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to issue a notice to the holders briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash, shares of common stock or cash and shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes or in connection with a conversion. These calculations include, but are not limited to,

determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York Trust Company, N.A. is the trustee, security registrar, paying agent and conversion agent.

Form, Denomination and Registration

The notes will be issued:

•       in fully registered form;

•       without interest coupons; and

•       in denominations of $1,000 in principal amount and multiples of $1,000.

Rule 144A Information

At any time that we are not required to file with the SEC reports pursuant to Section 13 or 15(d) of the Exchange Act, we will furnish to the holders or beneficial holders of the notes or the common stock issued upon conversion and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same are required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR.

Global Notes, Book-Entry Form

The notes are evidenced by one global note. We deposited the global note with DTC and registered the global note in the name of Cede & Co. as DTC’s nominee. Except as set forth below, the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in the global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in the global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in the global note will:

•       not be entitled to have certificates registered in their names;

•       not receive physical delivery of certificates in definitive registered form; and

•       not be considered holders of the global note.

We will make payments on the global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, repurchase date or fundamental change repurchase date, as the case may be, and the maturity date. Neither we, the trustee nor any paying agent will be responsible or liable:

•       for the records relating to, or payments made on account of, beneficial ownership interests in the global note; or

•       for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by the global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name”.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at anytime. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered certificated form in exchange for the global note. In addition, the owner of a beneficial interest in the global note will be entitled to receive a note in fully registered certificated form in exchange for such interest if an event of default has occurred and is continuing.

Registration Rights

We entered into a registration rights agreement with the initial purchasers of the notes, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We will use our reasonable best efforts to keep the shelf registration statement of which this prospectus is a part effective until the earlier to occur of:

•       the date all of the registrable securities have been sold pursuant to the shelf registration statement under the Securities Act; or

•       the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act with respect to all registrable securities held by non-affiliates, or any successor provision.

When we use the term “registrable securities” in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

•       the effective registration under the Securities Act and the resale of the registrable securities in accordance with the shelf registration statement;

•       the expiration of the holding period under Rule 144(k) under the Securities Act;

•       the sale of the registrable securities to the public pursuant to Rule 144 under the Securities Act; and

•       the date the registrable securities have otherwise been transferred and we have delivered a new security or share of common stock not subject to transfer restrictions under the Securities Act.

We may suspend the use of the prospectus under certain circumstances relating to the acquisition or divestiture of assets, pending corporate developments and similar events. Any suspension period shall not exceed:

•       45 days in any 90-day period; or

•       an aggregate of 90 days for all periods in any 12-month period.

We will pay predetermined additional interest on any interest payment date to the holders of notes that are registrable securities if the shelf registration statement, of which this prospectus is a part, is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. Such additional interest will accrue until the date prior to the day the default is cured at a rate per year equal to:

•       .25% of the principal amount of a note to and including the 90th day following such registration default; and

•       .50% of the principal amount of a note from and after the 91st day following such registration default; or

•       .50% of the principal amount of a note from the 46th day following suspension of the use of the prospectus because we suspended use of the prospectus for more than 45 days in any 90-day period or from the 91st day following suspension because we suspended use of the prospectus for more than an aggregate of 90 days for all periods in any 12-month period.

A holder who elects to sell registrable securities pursuant to the shelf registration statement, of which this prospectus is a part, will be required to:

•       be named as a selling stockholder in the related prospectus;

•       deliver a prospectus to purchasers; and

•       be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we will:

•       pay all expenses of the shelf registration statement;

•       provide each holder named in the prospectus copies of the prospectus;

•       notify holders when the shelf registration statement has become effective; and

•       take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 450,000,000 shares of common stock, $0.001 par value, and 7,500,000 shares of preferred stock, $0.001 par value, of which 2,000,000 shares have been designated as series A junior participating preferred stock. As of July 16, 2007, there were 132,131,736 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock that may be issued upon conversion of the notes will be, fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 7,500,000 shares of preferred stock in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Our board has designated 2,000,000 shares of preferred stock as series A junior participating preferred stock.

The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of our company, which could depress the trading price of the notes and our common stock being offered by this prospectus.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

Delaware Takeover Statute.   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Charter Documents.   Our amended and restated certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our amended and restated certificate of incorporation:

•       generally prohibits the use of cumulative voting in the election of directors;

•       provides that the authorized number of directors may be changed only by resolution of our board of directors; and

•       authorizes our board of directors to issue blank check preferred stock, which, if convertible into common stock, could increase the number of shares of common stock outstanding.

Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder, who must give us 120 days advance notice of a proposed nominee. Also, stockholders must give us 120 days advance notice of business to be brought by a stockholder before a stockholder’s meeting. The authorized number of directors is fixed in accordance with our amended and restated certificate of incorporation. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our amended and restated bylaws also limit who may call a special meeting of stockholders.

Our amended and restated certificate of incorporation contains a provision that requires the approval of the holders of 66 2/3% of our voting stock as a condition to a merger or various other business transactions with or proposed by an interested stockholder, which, for these purposes, means a holder of 15% or more of our voting stock. This approval is not required if the transaction is approved by our continuing directors, which, for these purposes, includes those of our directors who were either originally elected upon our incorporation, are not interested stockholders, or affiliated with an interested stockholder, or were nominated by, or whose election to the board of directors was recommended or approved by, a majority of the foregoing directors. This approval is also not required if certain minimum price criteria and other procedural requirements are met. The minimum price criteria generally require that, in a transaction in which stockholders are to receive payments, holders of our common stock must receive a value equal to the highest price paid by any interested stockholder for shares of our common stock during the prior two years and that such payment be made in cash or in the type of consideration paid by the interested stockholder for the greatest portion of its shares. Our board of directors believes that this provision will help assure that all of our stockholders will be treated similarly if certain kinds of business combinations are effected. However, this provision may make it more difficult to accomplish certain transactions that are opposed by the incumbent board of directors and that could be beneficial to stockholders.

Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the trading price of the notes and our common stock.

Stockholder Rights Plan

We have 2,000,000 shares of series A junior participating preferred stock authorized and reserved for issuance in connection with our stockholder rights plan set forth in our Rights Agreement dated June 17, 2002 with American Stock Transfer and Trust Company, as rights agent. A copy of our Rights Agreement has been incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part. Each outstanding share of our common stock has one preferred stock purchase right. The rights expire on June 16, 2012 unless exchanged or redeemed prior to that date. Our board may extend the expiration date.

Generally, if any person or group acquires 15% or more of our common stock, the rights holders will be entitled to receive upon exercise of a preferred stock purchase right, the number of shares of common stock that, at that time, have a market value equal to twice the purchase price of the right. The shares of preferred stock acquired upon exercise of a purchase right are not redeemable and are entitled to preferential quarterly dividends. They are also entitled to preferential rights in the event of liquidation. Finally, if any business combination occurs in which our common shares are exchanged for shares of another company, each preferred share will be entitled to receive 100 times the amount received per common share of the company.

If we are acquired in a business combination, the purchase rights holders will be entitled to acquire, for the purchase price, the number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to twice the purchase price of the right. Our board has the right to redeem the purchase rights in certain circumstances for $0.001 per share, subject to adjustment. The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics, which, in the board’s opinion, would impair its ability to represent our stockholders’ interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though a takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038 and its telephone number is (718) 921-8124.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences, as of the date hereof, of the ownership, sale, conversion or other disposition of the notes and the shares of common stock into which the notes may be converted. Except where noted, it deals only with notes and shares of common stock held as capital assets and applies only to holders of notes who purchased the notes for cash at original issuance at their issue price. This summary does not deal with special situations, such as

•       tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•       tax consequences to persons holding notes or shares of common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•       tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose functional currency is not the U.S. dollar;

•       investors in pass-through entities;

•       former citizens or residents of the U.S. who are subject to the tax on expatriates;

•       alternative minimum tax consequences, if any; and

•       any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result, prospectively or retroactively, in U.S. federal income tax consequences different from those discussed below.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a foreign or domestic partnership that holds the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock that is for U.S. federal income tax purposes:

•       an individual who is a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or who meets the substantial presence residency test under the U.S. federal income tax laws;

•       a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of notes or shares of common stock that is not a U.S. holder or a foreign or domestic partnership. A holder of notes or common stock that is a partnership and partners in such partnership should consult their own tax advisors as to the tax consequences to them of purchasing, owning and disposing of notes or common stock. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies”, as defined under the Code. Each such entity should consult its tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to it.

Consequences to U.S. Holders

Payment of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) would not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rate of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Sale, Exchange, Repurchase or other Disposition of Notes

Except as provided below under “Conversion of Notes into Common Stock or a Combination of Cash and Common Stock”, you will generally recognize gain or loss upon the sale, exchange, repurchase or other disposition of a note (including an exchange with a designated financial institution in lieu of a conversion, as described in “Description of the Notes—Exchange in Lieu of Conversion”) equal to the difference between (i) the amount realized (that is, the amount of cash proceeds and the fair market value of any property received upon the sale, exchange, repurchase or other disposition), other than amounts attributable to accrued but unpaid interest on the notes not previously included in income (which will be taxable as ordinary interest income) and (ii) your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note, plus the aggregate amount of any deemed dividends you have previously included in income in respect of the note (as described above under “Constructive Dividends”). Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of Notes into Common Stock or a Combination of Cash and Common Stock

The tax consequences to you of a conversion of the notes will depend upon whether we make the irrevocable election to make net share settlement of the notes. If we do not make the election to net share settle the notes, you generally will not recognize gain or loss on the conversion of a note into common stock (excluding an exchange with a designated financial institution in lieu of a conversion, as described in “Description of the Notes—Exchange in Lieu of Conversion”) except with respect to any cash received in lieu of a fractional share. Your holding period for the common stock received upon conversion will include the period during which the note was held by you, and your aggregate tax basis in the common stock received upon conversion will be equal to your adjusted tax basis in the note at the time of conversion, less any portion allocable to the fractional share.

If we make the irrevocable election to make net share settlement of the notes, holders will receive a combination of cash and common stock upon conversion. The conversion of notes into a combination of cash and common stock (excluding an exchange with a designated financial institution in lieu of a conversion, as described in “Description of the Notes—Exchange in Lieu of Conversion”) should be treated as a recapitalization, although the tax treatment is not entirely clear. If a combination of cash and common stock is received in exchange for your notes upon conversion, you should recognize gain, but not loss, equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as ordinary interest income, and cash in lieu of a fractional share) over your adjusted tax basis in the note, but in no event should the gain recognized exceed the amount of cash received. The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) should equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest) and increased by the amount of gain, if any, recognized (other than with respect to a fractional share).

Alternatively, if the conversion into cash and common stock is not treated as a recapitalization, it may be treated as in part payment in redemption of a portion of the note and in part a conversion of a portion of the note into common stock. You should consult your tax advisor regarding the proper treatment of conversion into a combination of cash and common stock.

You will recognize gain or loss for federal income tax purposes upon the receipt of cash in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and the portion of your tax basis in the note that is attributable to such fractional share. This gain or loss will be capital gain or loss and will be taxable in the same manner as described under “Sale, Exchange, Repurchase or other Disposition of Notes”, above.

Your holding period for shares of common stock will include the period during which you held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock or the receipt of referenced property in exchange for notes upon conversion and the ownership of our common stock.

Dividends

If you exchange a note for common stock upon conversion, and if we subsequently make a distribution in respect of that stock (other than a dividend in the form of additional shares of our common stock), the distribution will be treated as a dividend, taxable as dividend income to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of your investment, up to your basis in the common stock. Any remaining excess will be treated as capital gain. U.S. corporations generally would be entitled to claim a dividends received deduction equal to a portion of any dividends received, subject to certain holding period, taxable income and other limitations and conditions. Eligible dividends received by a non-corporate holder in tax years beginning on or before December 31, 2010, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A holder generally will be eligible for this reduced rate only if the holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.

Sale or Other Disposition of Common Stock

Upon the sale or other disposition of our common stock received upon conversion of a note, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other disposition and (ii) your adjusted tax basis in our common stock. That capital gain or loss will be long-term if your holding period in respect of such common stock is more than one year. For non-corporate U.S. holders, long term capital gain is generally eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Consequences to Non-U.S. Holders

Payments of Interest

The 30-percent U.S. federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:

•       you do not actually or constructively own ten percent or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•       you are not a “controlled foreign corporation” within the meaning of section 957(a) of the Code with respect to which we are a “related person” within the meaning of section 864(d)(4) of the Code;

•       you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•       either (a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person within the meaning of the Code (which certification may be made on an Internal Revenue Service Form W-8BEN (or successor form) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury regulations. Special “look-through” rules apply to non-U.S. holders that are pass-through entities.

If you cannot satisfy the requirements described above, payments of interest will be subject to the
30-percent U.S. federal withholding tax, unless you provide us with a properly executed (i) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (ii) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S.

If you are engaged in a trade or business in the U.S. and interest on the notes is effectively connected with the conduct of that trade or business, and, if an income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest is generally attributable, then, although exempt from the withholding tax discussed above (provided that you provide a properly executed applicable IRS form on or before any payment date to claim the exemption), you will be subject to U.S. federal income tax on that interest on a net income basis in generally the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30 percent (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

Payments of Dividends

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “Constructive Dividends” above) will be subject to withholding tax at a 30-percent rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. and, if a tax treaty applies, are attributable to a permanent establishment in the U.S., are not subject to the withholding tax but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates (see “Dividends” above). Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30-percent rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate must satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale, Exchange, Repurchase or Other Disposition of Notes or Shares of Common Stock

Any gain realized upon the sale, exchange, repurchase or other disposition of a note or share of common stock generally will not be subject to U.S. federal income tax unless:

•       that gain is effectively connected with your conduct of a trade or business in the U.S., and, if an income tax treaty applies, is attributable to a permanent establishment in the U.S.;

•       you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•       we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes. We believe that we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of Interest” has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient).

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

IRS Circular 230 Disclosure

The discussion of U.S. federal income tax matters in this prospectus is not intended or written to be relied upon, and cannot be relied upon by any taxpayer, for the purpose of avoiding penalties that may be imposed on you under the Code; the discussion is written in connection with the promotion and marketing of the transactions or matters addressed herein and you should seek advice based on your particular circumstances from an independent tax advisor.

SELLING SECURITYHOLDERS

We originally issued the notes to the initial purchasers in a private placement in June 2007. The notes were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. Selling securityholders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus or any applicable prospectus supplement.

The following table sets forth certain information concerning the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. We prepared this table based on the information supplied to us by the selling securityholders named in the table and we have not sought to verify such information. This table only reflects information regarding selling securityholders who have provided us with such information. We expect that we will update this table as we receive more information from holders of the notes who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 16.3752 shares per $1,000 principal amount of notes. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. The percentages of common stock beneficially owned and being offered are based on the number of shares of our common stock that were outstanding as of July 16, 2007. Because the selling securityholders may offer all or some portion of the notes or the shares of common stock issuable upon conversion of the notes pursuant to this prospectus, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings. As of July 16, 2007, we had $575,000,000 in principal amount of convertible senior notes due 2014 and 132,131,736 shares of common stock outstanding.

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Except where disclosure is included in the table below regarding natural persons exercising voting and dispositive power over the notes held by selling securityholders, the selling securityholders have represented to us that they are a publicly-held entity, or a subsidiary thereof, or an investment company registered under the Investment Company Act of 1940, or a subsidiary thereof.

In addition, except as indicated in the table below, the selling securityholders have represented to us that they are not, nor are they affiliated with, a registered broker-dealer.

	Principal Amount of Notes Beneficially	Percentage	Shares of Common Stock Beneficially		Conversion Shares of Common	Common Stock Owned Upon Completion of the Offering
Name	Owned and Offered	of Notes Outstanding	Owned Before the Offering(1)		Stock Offered	Number of Shares		Percentage
ACE Tempest Reinsurance Ltd.(2)	1,155,000	*	—		18,913	—		*
ADI Alternative Investments(3)	6,000,000	1.0%	—		98,251	—		*
ADI Alternative Investments c/o Casam ADI CB Arbitrage(3)	2,750,000	*	—		45,032	—		*
ADI Alternative Investments c/o Kallista Master Fund(3)	5,750,000	1.0%	—		94,157	—		*
Advent Convertible Arb Master(4)	2,643,000	*	—		43,280	—		*
Alcon Laboratories(4)	404,000	*	—		6,616	—		*
Allstate Insurance Company(5)	4,000,000	*	43,668	(5)	65,501	43,668	(5)	*
Argent Classic Convertible Arbitrage Fund L.P.(6)	980,000	*	—		16,048	—		*
Argent Classic Convertible Arbitrage Fund Ltd.(6)	8,990,000	1.6%	—		147,213	—		*
Argent Classic Convertible Arbitrage Fund II, L.P.(6)	210,000	*	—		3,439	—		*
Argent LowLev Convertible Arbitrage Fund II LLC(6)	20,000	*	—		328	—		*
Argentum Multi-Strategy Fund 1 LP—Classic(6)	60,000	*	—		983	—		*
Argentum Multi-Strategy Fund Ltd-Classic(6)	290,000	*	—		4,749	—		*
Arlington County Employees Retirement System(2)	790,000	*	—		12,936	—		*
British Virgin Islands Social Security Board(4)	134,000	*	—		2,194	—		*
Chrysler Corporation Master Retirement Trust(2)	5,175,000	*	—		84,742	—		*
Citadel Equity Fund, Ltd.(7)	82,500,000	14.3%	—		1,350,954	—		*
City University of New York(4)	116,000	*	—		1,900	—		*
Class C Trading Company, Ltd.	620,000	*	—		10,153	—		*
CNH CA Master Account, L.P.(8)	5,000,000	*	—		81,876	—		*
Columbia Convertible Securities Fund	10,000,000	1.7%	144,743	(9)	163,752	144,743	(9)	*
Credit Suisse Securities (USA) LLC(10)	17,250,000	3.0%	—		282,472	—		*
Delaware Public Employees Retirement System(2)	2,920,000	*	—		47,816	—		*
Delta Air Lines Master Trust—CV(2)	760,000	*	—		12,445	—		*
Delta Pilots Disability & Survivorship Trust—CV(2)	615,000	*	—		10,071	—		*
Domestic & Foreign Missionary Society(4)	74,000	*	—		1,212	—		*
Elite Classic Convertible Arbitrage Ltd.(6)	710,000	*	—		11,626	—		*
F.M. Kirby Foundation, Inc.(2)	895,000	*	—		14,656	—		*
Goldman, Sachs & Co.(11)	2,149,000	*	268,726	(11)	35,190	268,726	(11)	*
Grady Hospital Foundation(4)	111,000	*	—		1,818	—		*
H.F.A RVA Op Master Trust Fund(4)	60,000	*	—		983	—		*
HFR CA Global Select Master Trust Account(6)	500,000	*	—		8,188	—		*
HFR CA Op Master Trust Fund(4)	117,000	*	—		1,916	—		*
Highbridge Convertible Arbitrage Master Fund, LP(12)	14,400,000	2.5%	—		235,803	—		*
Highbridge International LLC(12)	68,100,000	11.8%	—		1,115,151	—		*
Institutional Benchmark Series LTD(4)	225,000	*	—		3,684	—		*

Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC(13)	2,000,000	*	—		32,750	—		*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(2)	505,000	*	—		8,269	—		*
International Truck & Engine Corporation Retiree Health Benefit Trust(2)	300,000	*	—		4,913	—		*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(2)	275,000	*	—		4,503	—		*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(6)	200,000	*	—		3,275	—		*
Lyxor Master Trust Fund(4)	72,000	*	—		1,179	—		*
Microsoft Capital Group, L.P.(2)	520,000	*	—		8,515	—		*
National Railroad Retirement Investment Trust(2)	2,790,000	*	—		45,687	—		*
Occidental Petroleum Corporation(4)	273,000	*	—		4,470	—		*
OCM Convertible Trust(2)	1,640,000	*	—		26,855	—		*
OCM Global Convertible Securities Fund(2)	650,000	*	—		10,644	—		*
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC(14)	1,800,000	*	—		29,475	—		*
Partners Group Alternative Strategies PCC LTD(6)	650,000	*	—		10,644	—		*
Polygon Global Opportunities Master Fund(15)	3,000,000	*	—		49,126	—		*
Pro Mutual(4)	736,000	*	—		12,052	—		*
Quattro Fund Ltd.(16)	15,000,000	2.6%	—		245,628	—		*
Quattro Multistrategy Masterfund LP(16)	1,200,000	*	—		19,650	—		*
Qwest Occupational Health Trust(2)	355,000	*	—		5,813	—		*
Qwest Pension Trust(2)	2,170,000	*	—		35,534	—		*
RBC Capital Markets(17)	4,000,000	*	—		65,501	—		*
Sandelman Partners Multi-Strategy Master Fund LTD	85,000,000	14.8%	—		1,391,892	—		*
San Francisco City and County ERS(4)	1,152,000	*	—		18,864	—		*
Stark Master Fund Ltd.(18)	20,000,000	3.5%	—		327,504	—		*
The Northwestern Mutual Life Insurance Company(19)	3,000,000	*	77,146	(19)	49,126	77,146	(19)	*
Thomas Weisel Partners, LLC(20)	6,500,000	1.1%	—		106,439	—		*
Trust for the Defined Benefit Plans of ICI American Holdings, Inc.(2)	445,000	*	—		7,287	—		*
UnumProvident Corporation(2)	865,000	*	—		14,165	—		*
Vanguard Convertible Securities Fund, Inc.(2)	8,475,000	1.5%	—		138,780	—		*
Vicis Capital Master Fund(21)	15,000,000	2.6%	—		245,628	—		*
Virginia Retirement System(2)	5,200,000	*	—		85,151	—		*
Waterstone Market Neutral Mac51 Fund, Ltd.	12,359,000	2.1%	—		202,381	—		*
Waterstone Market Neutral Master Fund, Ltd.	23,391,000	4.1%	—		383,032	—		*
Wells Fargo & Company	5,000,000	*	—		81,876	—		*
Xavex Convertible Arbitrage 2 Fund(6)	160,000	*	—		2,620	—		*
Xavex Convertible Arbitrage 10 Fund(6)	1,270,000	*	—		20,797	—		*

                   *  Less than one percent

             (1)  Figures in this column do not include the shares of common stock issuable upon conversion of the notes listed in the column to the right.

             (2)  Oaktree Capital Management, L.P. is the investment manager of such selling securityholder and is the majority owner of OCM Investments, LLC, a registered broker-dealer. Such selling securityholder has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them. Oaktree Capital Management, L.P. has sole voting and dispositive power over the notes held by such selling securityholder. Lawrence Keele is a principal of Oaktree Capital Management, L.P. and is the portfolio manager for such selling security holder. Mr. Keele, Oaktree Capital Management, L.P. and all employees and members of Oaktree Capital Management L.P. disclaim beneficial ownership of the notes held by such selling securityholder, except for their pecuniary interest therein.

             (3)  Patrick Hobin, Makrem Boumlouka, Christophe Lepitre, Alain Reinhold and Erich Bonnet share voting and dispositive power over the notes held by the selling securityholder.

             (4)  Tracy Maitlano has sole voting and dispositive power over the notes held by the selling securityholder.

             (5)  Includes 43,668 shares of common stock issuable upon conversion of $1,500,000 aggregate principal amount of our 2.50% convertible senior notes due April 15, 2011 beneficially owned by Allstate Insurance Company. Allstate Insurance Company is an affiliate of a registered broker-dealer. Allstate Insurance Company has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

             (6)  Nathanial Brown and Robert Richardson share voting and dispositive power over the notes held by the selling securityholder.

             (7)  Citadel Equity Fund, Ltd. is an affiliate of Citadel Limited Partnership, a registered broker-dealer. Citadel Equity Fund, Ltd. has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them. Kenneth Griffin of Citadel Investment Group, LLC has sole voting and dispositive power over the notes held by Citadel Equity Fund, Ltd.

             (8)  Robert Krail, Mark Mitchell and Todd Pulvino of CNH Partners, LLC share voting and dispositive power over the notes held by CNH CA Master Account, L.P.

             (9)  Includes 144,743 shares of common stock issuable upon conversion of $4,972,000 aggregate principal amount of our 2.50% convertible senior notes due April 15, 2011 beneficially owned by Columbia Convertible Securities Fund.

        (10)  Credit Suisse Securities (USA) LLC is a registered broker-dealer. Credit Suisse Securities (USA) LLC has represented to us that none of the notes held by them were received as compensation for underwriting activities.

        (11)  Includes 146 shares of common stock issuable upon conversion of $5,000 aggregate principal amount of our 2.50% convertible senior notes due April 15, 2011 beneficially owned by Goldman, Sachs & Co. Goldman, Sachs & Co. is a registered broker-dealer. Goldman, Sachs & Co. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

        (12)  Glenn Dubin and Henry Swieca of Highbridge Capital Management, LLC share voting and dispositive power over the notes held by the selling securityholder.

        (13)  Gary Crowdel has sole voting and dispositive power over the notes held by Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC.

        (14)  Mark Rowe, Felix Haldner,  Michael Pitchet and Denis O’Malley share voting and dispositve power over the notes held by Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC.

        (15)  Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited, Polygon Investments Ltd., Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositve power over the notes held by Polygon Global Opportunities Master Fund.

        (16)  Andrew Kaplan, Brian Swain and Louis Napou share voting and dispositve power over the notes held by the selling securityholder.

        (17)  RBC Capital Markets is a registered broker-dealer. RBC Capital Markets has represented to us that none of the notes held by them were received as compensation for underwriting activities.

        (18)  Michael Roth and Brian Stark share voting and dispositive power over the notes held by Stark Master Fund LTD.

        (19)  Includes 77,146 shares of common stock issuable upon conversion of $2,650,000 aggregate principal amount of our 2.50% convertible senior notes due April 15, 2011 beneficially owned by the Northwestern Mutual Life Insurance Company. The Northwestern Mutual Life Insurance Company is an affiliate of Todd Securities, L.L.C. The Northwestern Mutual Life Insurance Company has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

        (20)  Thomas Weisel Partners, LLC is a registered broker-dealer. Thomas Weisel Partners, LLC has represented to us that none of the notes held by them were received as compensation for underwriting activities.

        (21)  Shad Stastney, John Succo and Sky Lucas of Vicis Capital, LLC share voting and dispositive power over the notes held by Vicis Capital Master Fund.

PLAN OF DISTRIBUTION

The selling securityholders, which term includes all transferees, pledgees, donees or their successors, may from time to time sell the notes and the common stock into which the notes are convertible covered by this prospectus, which we refer to in this section as the “securities,” directly to purchasers or offer the securities through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions:

•       at fixed prices;

•       at prevailing market prices at the time of sale;

•       at varying prices determined at the time of sale; or

•       at negotiated prices.

These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:

•       on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•       in the over-the-counter-market;

•       in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•       through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.

In connection with the sale of the securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume. The selling securityholders may sell the securities short and deliver securities to close out short positions, or loan or pledge the securities or broker-dealers that in turn may sell these securities. The selling securityholders may also pledge or grant security interests in some or all of their securities, and, if the selling securityholders default in the performance of their obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

Our outstanding common stock is listed for trading on the NASDAQ Global Market under the symbol “AMLN.”  We do not intend to list the notes on any securities exchange. We cannot assure you as to the liquidity of any trading market for the notes that may develop.

In order to comply with the securities laws of some jurisdictions, if applicable, the holders of securities may offer and sell those securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders, and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be underwriting compensation under the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

If required, at the time of a particular offering of securities by a selling securityholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

We entered into a registration rights agreement for the benefit of holders of the securities to register their securities under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreements provided for cross indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the securities, including liabilities under the Securities Act. In the event the selling securityholders sell their securities through any underwriter, dealer or agent the registration rights agreement provides for indemnification by us of those underwriters, dealers or agents and their respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of those securities. Pursuant to the registration rights agreement, we will bear all fees and expenses incurred in connection with the registration of the securities, except that selling securityholders will pay all underwriting discounts and commissions and transfer taxes.

LEGAL MATTERS

Cooley Godward Kronish LLP, San Diego, California, will pass upon the validity of the notes and the common stock issuable upon conversion of the notes being offered hereby.

EXPERTS

The consolidated financial statements and schedule of Amylin Pharmaceuticals, Inc. appearing in Amylin Pharmaceuticals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, and Amylin Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements, schedule and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we have filed or will file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed:

•       Our annual report on Form 10-K for the fiscal year ended December 31, 2006, including the portions of our proxy statement, filed with the SEC on April 13, 2007, incorporated by reference therein;

•       Our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, 2007 and June 30, 2007;

•       Our current reports on Form 8-K, filed January 30, 2007, March 9, 2007, March 12, 2007, May 29, 2007, June 4, 2007, June 5, 2007, June 6, 2007 and June 8, 2007;

•       The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on November 27, 1991, including any amendments or reports filed for the purpose of updating this information; and

•       The description of the rights to purchase series A junior participating preferred stock set forth in our current report on Form 8-K, which was filed on June 18, 2002, as amended as set forth in

Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which was filed on March 31, 2003.

You may request a copy of these filings at no cost, by writing or telephoning Amylin at:

Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, California 92121
(858) 552-2200 ext. 7299
Attention:  Investor Relations

In addition, copies of these filings are available through our internet website at http://www.amylin.com as soon as reasonably practicable after we electronically file such material with, or furnish it, to the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the notes and the shares of common stock issuable upon conversion of the notes to be offered and sold by this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC office referred to above. Any statement made or incorporated by reference into this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the SEC registration statement filing fee. None of the expenses listed below will be paid by the selling securityholders.

Amount to Be Paid
SEC registration statement filing fee	$17,653
Legal fees and expenses	200,000
Accounting fees and expenses	75,000
Printing fees and expenses	50,000
Trustee fees and expenses	40,000
Miscellaneous	17,347
Total	$400,000

Item 15.                 Indemnification of Directors and Officers.

As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•       for any breach of duty of loyalty to us or to our stockholders;

•       for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•       for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

•       for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

•       we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

•       we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our amended and restated certificate of incorporation, our amended and restated bylaws or agreements;

•       we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

•       the rights conferred in the amended and restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action by or in the right of us, arising out of the person’s services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 16.                 Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference)
3.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and incorporated herein by reference)

3.3

Certificate of Amendment of Amended and Restated Certificate of Incorporation (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and incorporated herein by reference)

3.4	Second Amended and Restated Bylaws (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference)
3.5	Certificate of Designation of Series A Junior Participating Preferred Stock (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.1	Specimen Common Stock Certificate (filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference)
4.2

Rights Agreement, dated as of June 17, 2002, between the registrant and American Stock Transfer & Trust Company (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)

4.3

First Amendment to Rights Agreement dated December 13, 2002, between the registrant and American Stock Transfer & Trust Company (filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated herein by reference)

4.4	Form of Rights Certificate (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.5

Indenture, dated as of June 8, 2007, between the registrant and The Bank of New York Trust Company, N.A. (as Trustee), including Form of 3.00% Convertible Senior Note due 2014 (filed as an exhibit to our Current Report on Form 8-K filed on June 8, 2007 and incorporated herein by reference)

4.6

Registration Rights Agreement, dated as of June 8, 2007, among the registrant and the initial purchasers named therein (filed as an exhibit to our Current Report on Form 8-K filed on June 8, 2007 and incorporated herein by reference)

5.1	Opinion of Cooley Godward Kronish LLP
12.1	Statement regarding computation of ratio of earnings to fixed charges
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Cooley Godward Kronish LLP (see Exhibit 5.1)
24.1	Power of Attorney (contained on signature page)
25.1	Form T-1 Statement of Eligibility of The Bank of New York Trust Company, N.A. (as Trustee)

Item 17.                 Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser if the registrant is relying on Rule 430B:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

(8)   To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 7, 2007.

AMYLIN PHARMACEUTICALS, INC.
By:	/s/ DANIEL M. BRADBURY
Daniel M. Bradbury
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel M. Bradbury, Mark G. Foletta and Marcea B. Lloyd, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

DATE	SIGNATURE	TITLE
August 7, 2007	/s/ DANIEL M. BRADBURY	President, Chief Executive Officer and Director
	Daniel M. Bradbury	(Principal Executive Officer)
August 7, 2007	/s/ MARK G. FOLETTA	Senior Vice President of Finance and Chief
	Mark G. Foletta	Financial Officer
(Principal Financial and Accounting Officer)
August 7, 2007	/s/ JOSEPH C. COOK,, JR.	Chairman of the Board
Joseph C. Cook, Jr.
August 7, 2007	/s/ STEVEN R. ALTMAN	Director
Steven R. Altman

August 7, 2007	/s/ TERESA BECK	Director
Teresa Beck
August 7, 2007	/s/ KARIN EASTHAM	Director
Karin Eastham
August 7, 2007	/s/ JAMES R. GAVIN III	Director
James R. Gavin III
August 7, 2007	/s/ GINGER L. GRAHAM	Director
Ginger L. Graham
August 7, 2007	/s/ HOWARD E. GREENE, JR.	Director
Howard E. Greene, Jr.
August 7, 2007	/s/ JAY S. SKYLER, M.D.	Director
Jay S. Skyler, M.D.
August 7, 2007	/s/ JOSEPH P. SULLIVAN	Director
Joseph P. Sullivan
August 7, 2007	/s/ JAMES N. WILSON	Director
James N. Wilson

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference)
3.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and incorporated herein by reference)

3.3

Certificate of Amendment of Amended and Restated Certificate of Incorporation (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and incorporated herein by reference)

3.4	Second Amended and Restated Bylaws (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference)
3.5	Certificate of Designation of Series A Junior Participating Preferred Stock (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.1	Specimen Common Stock Certificate (filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference)
4.2

Rights Agreement, dated as of June 17, 2002, between the registrant and American Stock Transfer & Trust Company (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)

4.3

First Amendment to Rights Agreement dated December 13, 2002, between the registrant and American Stock Transfer & Trust Company (filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated herein by reference)

4.4	Form of Rights Certificate (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.5

Indenture, dated as of June 8, 2007, between the registrant and The Bank of New York Trust Company, N.A. (as Trustee), including Form of 3.00% Convertible Senior Note due 2014 (filed as an exhibit to our Current Report on Form 8-K filed on June 8, 2007 and incorporated herein by reference)

4.6

Registration Rights Agreement, dated as of June 8, 2007, among the registrant and the initial purchasers named therein (filed as an exhibit to our Current Report on Form 8-K filed on June 8, 2007 and incorporated herein by reference)

5.1	Opinion of Cooley Godward Kronish LLP
12.1	Statement regarding computation of ratio of earnings to fixed charges
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Cooley Godward Kronish LLP (see Exhibit 5.1)
24.1	Power of Attorney (contained on signature page)
25.1	Form T-1 Statement of Eligibility of The Bank of New York Trust Company, N.A. (as Trustee)